     As filed with the Securities and Exchange Commission on June 24, 1997
                                                     Registration No. 333-27587


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                               ----------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                                ----------------

                              ROBOCOM SYSTEMS INC.
                 (Name of Small Business Issuer in its Charter)

           New York                            7373                  11-2617048
(State or Other Jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)      Identification No.)


                               511 Ocean Avenue
                          Massapequa, New York 11758
                                (516) 795-5100
         (Address and Telephone Number of Principal Executive Offices)

                               511 Ocean Avenue
                          Massapequa, New York 11758
(Address of Principal Place of Business or Intended Principal Place of Business)


                           IRWIN BALABAN, PRESIDENT
                             Robocom Systems Inc.
                               511 Ocean Avenue
                          Massapequa, New York 11758
                                (516) 795-5100
           (Name, Address and Telephone Number of Agent for Service)

                               ----------------
                                  Copies to:

         ERIC M. HELLIGE, Esq.               ROBERT J. MITTMAN, Esq.
          JOHN J. CROWE, Esq.                 Tenzer Greenblatt LLP
    Pryor, Cashman, Sherman & Flynn           405 Lexington Avenue
            410 Park Avenue                  New York, New York 10017
     New York, New York 10022-4441           Telephone: (212) 885-5000
       Telephone: (212) 421-4100             Facsimile: (212) 885-5001
       Facsimile: (212) 326-0806


                               ----------------

     Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]





     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ROBOCOM SYSTEMS INC.
             Cross Reference Sheet Showing Location in Prospectus
                     of Information Required by Form SB-2

                        Form SB-2 Item                           Prospectus Caption
--------------------------------------------------------------   ----------------------------------------------
PART I
1.      Front of Registration Statement and Outside
        Front Cover of Prospectus  ...........................   Cover Page; Outside Front Page of Prospectus
2.      Inside Front and Outside Back Cover Pages of
        Prospectus  ..........................................   Inside Front and Outside Back Cover Pages of
                                                                 Prospectus
3.      Summary Information and Risk Factors   ...............   Prospectus Summary; Risk Factors
4.      Use of Proceeds   ....................................   Use of Proceeds
5.      Determination of Offering Price  .....................   Risk Factors; Underwriting
6.      Dilution .............................................   Dilution
7.      Selling Security Holders   ...........................   Not Applicable
8.      Plan of Distribution .................................   Underwriting
9.      Legal Proceedings ....................................   Business -- Legal Proceedings
10.     Directors, Executive Officers, Promoters and
        Control Persons   ....................................   Management
11.     Security Ownership of Certain Beneficial Owners
        and Management .......................................   Principal Shareholders
12.     Description of Securities  ...........................   Description of Securities
13.     Interest of Named Experts and Counsel  ...............   Legal Matters; Experts
14.     Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities  ......   Not Applicable
15.     Organization Within Last Five Years ..................   Business
16.     Description of Business ..............................   Business
17.     Management's Discussion and Analysis or Plan
        of Operation   .......................................   Management's Discussion and Analysis of
                                                                 Financial Condition and Results of Operations
18.     Description of Property ..............................   Business -- Facilities
19.     Certain Relationships and Related Transactions  ......   Certain Transactions
20.     Market for Common Equity and Related
        Stockholder Matters  .................................   Not Applicable
21.     Executive Compensation  ..............................   Management -- Executive Compensation
22.     Financial Statements .................................   Financial Statements
23.     Changes In and Disagreements with Accountants
        on Accounting and Financial Disclosure ...............   Not Applicable
PART II
24.     Indemnification of Directors and Officers ............   Indemnification of Directors and Officers
25.     Other Expenses of Issuance and Distribution  .........   Other Expenses of Issuance and Distribution
26.     Recent Sales of Unregistered Securities   ............   Recent Sales of Unregistered Securities
27.     Exhibits .............................................   Exhibits
28.     Undertakings   .......................................   Undertakings

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                    PRELIMINARY PROSPECTUS DATED JUNE 24, 1997
                             SUBJECT TO COMPLETION


                               1,500,000 Shares
           [LOGO]             ROBOCOM SYSTEMS INC.
                                 Common Stock

     Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that any such market will develop. It is anticipated that the Common Stock will be quoted on the Nasdaq National Market under the symbol "RIMS." It is currently estimated that the initial public offering price of the Common Stock will be between $6.00 and $7.00 per share. For a discussion of the factors considered in determining the initial public offering price, see "Underwriting."

                            ---------------------
THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING
                      ON PAGE 8 AND "DILUTION" ON PAGE 16.
                            ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

================================================================================
                    Price      Underwriting     Proceeds
                      to      Discounts and        to
                    Public    Commissions(1)    Company(2)
--------------------------------------------------------------------------------
Per Share   ......    $             $               $
--------------------------------------------------------------------------------
Total(3)    ......    $             $               $
================================================================================


(1) Does not include additional compensation to be received by BlueStone Capital Partners, L.P. ("BlueStone"), Coleman and Company Securities, Inc. and Oscar Gruss & Son Incorporated, as representatives of the several Underwriters (the "Representatives"), in the form of (i) an accountable expense allowance of up to $180,000 payable to BlueStone and (ii) warrants to purchase up to 150,000 shares of Common Stock (the "Representatives' Warrants"). The Company has also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $500,000 (not including BlueStone's accountable expense allowance).

(3) The Company has granted to the Representatives an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 225,000 additional shares of Common Stock on the same terms set forth above, solely for the purpose of covering over-allotments, if any. If the Representatives' over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $____________, $____________, and $___________, respectively. See
    "Underwriting."

     The shares of Common Stock are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the shares of Common Stock will be made against payment therefor at the offices of BlueStone Capital Partners, L.P., 575 Fifth
Avenue, New York, New York 10017, on or about                 , 1997.

BlueStone Capital Partners, L.P.
                     Coleman and Company Securities, Inc.
                                                 Oscar Gruss & Son Incorporated

                  The date of this Prospectus is       , 1997.

                                     ROBOCOM
                     AUTOMATED WAREHOUSE MANAGEMENT SYSTEMS


[Four pictures of warehouse operations connected to a picture of a computer keyboard.]

























--------------------------------------------------------------------------------

                             AVAILABLE INFORMATION

     As of the date of this Prospectus, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.
                              -------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS, ON NASDAQ, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE, WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, the information contained in this Prospectus, including per share data and information relating to the number of shares outstanding, gives retroactive effect to the 1.88-for-one split of the Common Stock effected on May 15, 1997 and assumes no exercise of the Representatives' over-allotment option to purchase up to 225,000 additional shares of Common Stock. See "Underwriting" and Note 8 of Notes to Financial Statements.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  The Company

     Robocom Systems Inc. (the "Company") develops, markets and supports advanced warehouse management software solutions that enable companies to realize significant cost savings by automating their warehouse operations. The Company's primary product, Robocom Inventory Management System ("RIMS"), is a customer-configurable software solution that enables a company's warehouse to respond to a customer order with greater accuracy and in a more timely manner, thereby turning the warehouse into a competitive advantage. RIMS operates in an open system environment and interfaces with an organization's existing information systems infrastructure. In addition to providing RIMS software licenses, the Company provides installation, design and maintenance services and related hardware when required by the customer. The Company believes that customers that have implemented the RIMS solution have realized increased customer satisfaction directly related to timely and accurate receipt of shipments.

     Until recently, the warehouse has received little attention from corporate management as an area in which greater efficiency could be introduced into a business organization. However, in recent years, an increasingly competitive global business environment has created pressure for companies to reduce costs, enhance product quality and reduce customer response times. To enhance performance, many companies are reviewing and investing in improvements to their supply chain: the mission critical process of moving raw materials and finished goods from initial material procurement to end-customer fulfillment. Further, companies are finding increased competitive benefits by integrating supply chain operations with enterprise resource planning ("ERP") systems.


     Because the warehouse is often considered the "hub" of the supply chain, housing both raw materials and finished goods, warehouse operations are often the focal points of supply chain management and ERP solutions. According to industry sources, the supply chain management / ERP software solutions market was estimated to be in excess of $4.5 billion in 1996 and is projected to grow at an annual compounded growth rate of 30% throughout the end of the decade. Similarly, the warehouse management system market is large, yet remains relatively untapped. Industry analysts estimate that there are 550,000 warehouses in the United States (with as many outside the United States), of which only 10% are employing some level of automation. Given the increased awareness of the benefits of improving warehouse operations, the Company believes, based upon its recent experience with current and potential customers, that manufacturers and suppliers are seeking a cost-effective solution for automating and integrating the diversified processes of a warehouse.


     Historically, warehouse management solutions were custom-developed by internal management information system departments or outsourced to third-party software developers and were not cost efficient to implement. In contrast, RIMS.2001, an "off-the-shelf" solution first introduced in June 1994, requires little, if any, modification in most warehouse environments. RIMS.2001 is designed to be implemented in approximately four months, which is a significantly shorter time period than that required to implement the customized warehouse management systems that have historically been available.

In addition, the full functionality, scalability and affordability (the average RIMS.2001 solution is priced at $200,000) of RIMS.2001 enable the Company to target small and mid-size companies as well as Fortune 500 companies with the same product. The Company has experienced increasing bookings for RIMS.2001 evidenced by its sales of six and 12 RIMS.2001 systems for fiscal year 1995 and for first nine months of fiscal 1997, respectively.


     The Company's objective is to become the premier worldwide provider of automated warehouse management solutions. To achieve this objective, the Company intends to develop strategic alliances with complementary solution providers and technology partners. The Company has entered into its first such alliance with QAD, Inc. ("QAD"), a leading provider of global supply chain management and ERP solutions. This relationship provides for co-marketing and technology-sharing benefits and provides the Company access to QAD's large, worldwide customer base and distributor network. In addition to strategic alliances, the Company will continue to establish direct and indirect global sales channels. Currently, the Company has established relationships with distributors in Canada, the United Kingdom, Mexico, Brazil and Argentina. The Company intends to achieve market differentiation through vertical market expertise and has targeted food manufacturers and distributors with the first of its industry-specific RIMS adaptations (known as RIMS.Food), which is pre-configured to address the unique requirements of this market.


     RIMS.2001 technology is the result of the Company's extensive experience in commercial and military materials handling applications. Building on its 15 years of industry experience, the Company has developed a fully operational, customer-configurable, standard software solution that captures best practice methodologies used in warehouse operations. The RIMS.2001 solution reduces costs, improves customer service and productivity by controlling and directing activity and functions within the warehouse operating area, including receiving, storage, order selection, packing, loading and shipping. RIMS.2001 utilizes radio frequency communications and bar coding to provide real time management validation and tracking of all warehouse activities. RIMS.2001 operates in an open system environment allowing customers to use various operating systems, operate on multiple hardware platforms and run with multiple relational database management systems, such as Oracle and Progress.

     The Company sells products through a direct sales force in the United States and through distributors in other parts of the world. Sales and marketing personnel are located at the Company's headquarters in Massapequa, New York and in field offices in Pittsburgh, Pennsylvania, Cranston, Rhode Island, Atlanta, Georgia and Ann Arbor, Michigan. The Company currently has over 30 customers, including ConAgra Refrigerated Foods Companies, Inc., Consolidated Edison Company of New York, Inc., Osram Sylvania Inc., Crown Equipment Corporation and Moen Incorporated, of which several have installed the Company's warehouse solutions in multiple sites.

     The Company was incorporated in the State of New York on June 30, 1982. The Company's executive offices are located at 511 Ocean Avenue, Massapequa, New York 11758. The Company's telephone number at that address is (516) 795-5100.

                       Pending S Corporation Termination

     Since June 1990, the Company has been treated for Federal and New York state income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code and New York law. As a result of the Company's status as an S Corporation, the Company's existing shareholders, rather than the Company, were taxed directly on the earnings of the Company for Federal and state corporate income tax purposes during such period, whether or not such earnings were distributed to them. As of the date of this Prospectus, however, the Company is terminating its status as an S Corporation and will hereafter become subject to federal and state income taxes at applicable C Corporation rates.

     As of February 28, 1997, the Company's undistributed S Corporation earnings totaled $4,110,593 (for financial statement purposes). In April and May 1997, the Company distributed $382,500 and $517,500, respectively, of its previously undistributed S Corporation earnings to its current shareholders. As of the date of this Prospectus, in connection with the Company's conversion from an S Corporation to a C Corporation, the Company is declaring a final distribution of $1,600,000 of its undistributed S Corporation earnings to its current shareholders (the "Final S Corporation Distribution").

     The Company intends to pay the Final S Corporation Distribution out of the proceeds from, and on the consummation of, this offering. Purchasers in this offering will not receive any portion of the Final S Corporation Distribution. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 8 of Notes to Financial Statements.

                                 The Offering

Common Stock offered  ........................   1,500,000 shares
Common Stock to be outstanding after the
 offering ....................................   3,467,984 shares (1)(2)
Use of proceeds ..............................   For software development costs, to establish
                                                 and equip domestic and international sales
                                                 offices, for payment of the Final S
                                                 Corporation Distribution, for repayment of
                                                 bank indebtedness, and for working capital
                                                 and other general corporate purposes. See
                                                 "Use of Proceeds."
Proposed Nasdaq National Market symbol  ......   RIMS

------------

(1) Includes 31,584 restricted shares of Common Stock issued to a consultant to the Company on May 1, 1997 for various accounting and administrative services (the "May 1997 Shares").


(2) Does not include (i) 210,000 shares of Common Stock reserved for issuance upon the exercise of stock options granted on the date of this Prospectus, and 115,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant, under the Company's 1997 Stock Option and Long-Term Incentive Compensation Plan (the "Option Plan") and (ii) 150,000 shares of Common Stock reserved for issuance upon the exercise of the Representatives' Warrants. See "Management -- Option Plan" and "Underwriting."

                         Summary Financial Information

     Set forth below is certain summary financial information for the periods and as of the dates indicated. This information is derived from, and should be read in conjunction with, the financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

                 (Dollars in thousands, except per share data)


                                                                                         Nine Months Ended
                                                   Year Ended May 31,              ------------------------------
                                         ---------------------------------------   February 29,     February 28,
                                             1994          1995          1996          1996             1997
                                         -----------   -----------   -----------   --------------   -------------
Statements of Operations Data:                                                     (unaudited)
Total revenues   .....................    $    4,130    $    6,813   $   6,964      $     4,684        $    5,085
Net income (loss) ....................        (1,106)          744       1,125              134               958
Pro Forma Unaudited Statements of
 Operations Data(1):
Pro forma provision (benefit) for
 income taxes    .....................          (465)          313         473               56               402
Pro forma net income(loss)   .........          (641)          431         652               78               556
Pro forma net income (loss) per
 share(2)  ...........................    $     (.28)   $      .19   $     .28      $       .03        $      .24
Pro forma weighted average shares
 outstanding(2)  .....................     2,296,199     2,296,199   2,310,299        2,296,199         2,352,599


                                                                 February 28, 1997
                                                      ----------------------------------------
                                          May 31,                  Pro             As
                                           1996       Actual     Forma(3)     Adjusted(3) (4)
                                          ---------   --------   ----------   ----------------

Balance Sheet Data:
Cash and cash equivalents .............       $ 604    $  66        $  366          $ 5,506
Working capital (deficit) .............         630      875           (25)           6,665
Total assets   ........................       4,637    5,418         5,718           10,858
Total current liabilities  ............       1,465    1,271         2,471              921
Total liabilities .....................       1,465    1,271         3,709            2,159
Total shareholders' equity ............       3,172    4,147         2,009            8,699


------------
(1) Prior to the date of this Prospectus, the Company was an S Corporation and was not subject to Federal or state corporate income taxes (other than California, New Jersey and New York franchise taxes). The pro forma statements of operations data reflects a pro forma provision for income taxes as if the Company had been subject to Federal and state corporate income taxes for all periods presented. The pro forma provision for income taxes represents a combined Federal and state tax rate of 42%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 1 and 8 of Notes to Financial Statements.

(2) Includes the May 1997 Shares and assumes that 384,615 of the shares of Common Stock being offered hereby were outstanding during the periods indicated, which represents the approximate number of shares of Common Stock being sold by the Company in this offering to fund the payment of S Corporation distributions made in April and May 1997 of $382,500 and $517,500, respectively, and the Final S Corporation Distribution of $1,600,000 (based upon an assumed offering price of $6.50 per share, the midpoint of the currently anticipated range of the initial public offering price). See Note 1 of Notes to Financial Statements.


(3) Adjusted to give retroactive effect to (i) borrowings under the Company's line of credit (the "Line of Credit" ) with The Bank of New York (the "Bank") in the aggregate amount of $1,200,000 during the period commencing on March 1, 1997 and ending as of the date of this Prospectus, (ii) the issuance of the May 1997 Shares, (iii) the net deferred income tax liability (reflecting the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes) that will be recorded as a result of the Company's termination, as of the date of this Prospectus, of its S Corporation status (estimated at $1,238,000 as of February 28, 1997), and (iv) S Corporation distributions effected in April and May 1997 in the amount of $382,500 and $517,500, respectively, out of the Company's undistributed S Corporation earnings (which earnings aggregated $4,110,593 as of February 28, 1997). Does not give effect to the as yet undetermined additional S Corporation earnings generated by the Company during the period commencing on March 1, 1997 and ending as of the date of this Prospectus. See Notes 7 and 8 of Notes to Financial Statements.

(4) Adjusted to give retroactive effect to the sale of the 1,500,000 shares of Common Stock offered hereby at an assumed offering price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price) and the anticipated application of the estimated net proceeds therefrom, including for (i) the repayment of all outstanding borrowings under the Line of Credit, and (ii) the Company's distribution to its current shareholders of the Final S Corporation Distribution. See "Use of Proceeds."

                                 RISK FACTORS

     In addition to the other information set forth in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the shares of Common Stock offered hereby.

Technological Changes; Need to Continue to Develop Software Enhancements

     The markets for the Company's software are characterized by rapidly changing technologies, evolving industry standards, changes in customer requirements and frequent new product introductions, applications and enhancements. The introduction by competitors of products embodying new technologies and the emergence of new industry standards could adversely affect the Company's ability to sell its software applications. While the Company has competed favorably with its competitors by continually developing enhancements for its RIMS.2001 product, one of the industry's first "off-the-shelf" warehouse inventory management products, competitors have developed or are in the process of developing products that offer similar features. Although historically the timing of the introduction of upgrades or enhancements to the Company's software applications has not had a material adverse effect on the business, results of operations or financial condition of the Company, there can be no assurance that these circumstances will continue in the future. The Company expects that the continued development of competing software products by competitors will require that the Company develop new and/or enhanced applications on an ongoing basis to meet the competitive demands of these markets. The Company's sales and profitability in the past have resulted to a significant extent from its ability to anticipate or react quickly to its customers' needs and to develop and introduce new and enhanced applications. The Company's continued ability to adapt to customer needs and technological change will be a significant factor in maintaining or improving its competitive position and its prospects for growth. However, there can be no assurance that the Company will be able to continue to develop and introduce new and/or enhanced products or to respond otherwise appropriately to changing customer needs.

Product Concentration

     The Company derives substantially all of its revenues from licenses of RIMS.2001 software and from related system implementation, engineering and other services, computer hardware sales and maintenance provided by the Company to its RIMS.2001 customers. These licenses and related services, sales and maintenance revenues are expected to continue to account for substantially all of the Company's revenues for the foreseeable future. A decline in the demand or prices for the Company's products or services, whether as a result of new product introductions or price competition from competitors, technological change, failure of the Company's products to address customer requirements or otherwise, could have a material adverse affect on the Company's business, operating results and financial condition. See "Business -- Products and Services," "-- Product Development" and "-- Competition".

Potential Fluctuations in Quarterly Results

     The Company has experienced in the past, and may experience in the future, significant quarter-to-quarter fluctuations in its operating results. Factors such as the timing of the introduction of software enhancements and upgrades by the Company or the Company's competitors, customer acceptance of software applications, software development costs, announcements or changes in pricing policies by competitors, the timing of orders, the length of the Company's sales cycle, the mix of domestic versus international revenues, the existence of product errors or "bugs", the unanticipated cancellation or delay of significant license agreements, the hiring and training of additional staff and general economic conditions could contribute to this variability of quarterly results. In addition, quarterly revenues and operating results are highly dependent on the volume and timing of new RIMS.2001 system installations during the quarter, the extent of modifications required in connection with such installations and, to a lesser extent, maintenance revenues. Because the Company's staffing and operating expenses are based upon anticipated revenue levels and a high percentage of the Company's costs are fixed in the short term, small variations in the timing of recognition of specific revenues can cause significant variations in operating results from quarter to quarter. As a result of these and other factors, the Company believes that its quarterly operating results will vary in the future and period-to-period comparisons of its financial results may not be meaningful and should not be relied upon as indications of future performance. The growth in revenues recently experienced by the Company is not necessarily indicative of future results. In addition, fluctuations in operating results may result in volatility in the price of the Common Stock as it is likely that, following the consummation of this offering, in some future fiscal quarter, the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock may be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fluctuations in Operating Results."

Uncertainties Relating to Recent Financial Results

     The Company has not yet completed its financial statements for the fiscal year ended May 31, 1997. While the Company anticipates that revenues for the fiscal year ended May 31, 1997 will equal or exceed revenues for the fiscal year ended May 31, 1996, no assurance can be given that net income and pro forma net income for fiscal 1997 will equal or exceed the results experienced for the prior fiscal year.

Dependence Upon Principal Customers

     Due to the size of most orders and the need for differing amounts of customization for each installation, the Company historically has obtained orders from a relatively small number of new customers each fiscal quarter. As a result, individual customers have often accounted for more than 10% of total revenues in a particular fiscal period. For the fiscal year ended May 31, 1995, the Company had two customers that accounted for approximately 34% and 13% of total revenues. For the fiscal year ended May 31, 1996, the Company had three customers that accounted for approximately 15%, 14% and 12% of total revenues. For the nine months ended February 28, 1997, the Company had two customers that accounted for approximately 21% and 16% of total revenues. Because of the nature of the Company's business operations, the Company anticipates that customers that account for more than 10% of total revenues for a fiscal period will vary from period to period depending on the status and timing of significant orders by a particular customer or customers for any given fiscal period. The inability to replace certain customers could cause the Company's revenues and operating results to fluctuate from period to period and could have a material adverse impact on the Company's business. See "Business -- Customers."

Dependence on Key Personnel

     The Company's continued success will depend largely upon the continued services of its executive officers, in particular Irwin Balaban, its Chairman, President and Chief Executive Officer, Lawrence B. Klein, its Executive Vice President - Marketing and Sales, Steven Kuhl, its Vice President - Product Development, and Robert O'Connor, its Vice President - Systems Development, as well as other key sales, marketing, financial, technical service and engineering personnel. The loss of service of any one or more of these key employees could have a material adverse effect on the Company's business, results of operations and financial condition. Although the Company has applied for, and intends to obtain prior to the consummation of this offering, key-man life insurance in the amount of $1,500,000 on the life of each of Messrs. Balaban and Klein, the proceeds of any such insurance may not be sufficient to compensate the Company for the loss of their services. Furthermore, the Company does not have and does not intend to obtain key-man life insurance on the life of Messrs. Kuhl or O'Connor or any of its other personnel. The future success of the Company also will depend upon its ability to attract and retain additional highly-skilled personnel, particularly sales representatives and systems engineers. Because of the technical sophistication of the Company's products and the computing environments in which they operate, sales employees, field technical support and other personnel who join the Company generally require advanced technical knowledge and significant training to perform competently. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in retaining its existing key personnel and in attracting and retaining the personnel it requires in the future. See "Business -- Employees" and "Management."

Risks Associated with Continued Growth
and Possible Acquisitions

     In view of the recent historical and anticipated future expansion of its business, the Company remains vulnerable to a variety of business risks generally associated with rapidly growing companies. The Company's current growth plans may place significant pressures on the Company's management, working capital, financial and management control systems and staff as such growth will require development and operation of a significantly larger business over a broader geographical area. The failure to maintain or upgrade financial and management control systems, to recruit additional staff or to respond effectively to difficulties encountered during growth could have a material adverse effect on the Company's business, results of operations or financial condition. Although the Company has taken steps to ensure that its systems and controls are adequate to address its cur-rent and anticipated needs, including the recent hiring of a Vice President - Finance and Chief Financial Officer, and is attempting to recruit additional staff, there can be no assurance that the Company will be able to achieve its expansion goals or that, if it continues to grow, it will be able effectively to manage its growth, anticipate and satisfy all of the changing demands and requirements that such growth will impose upon it or achieve greater operating income or profitability. In addition, although, as of the date of this Prospectus, the Company has no agreements, understandings or commitments, and is not engaged in any definitive negotiations, relating thereto, the Company could also seek to expand its operations by entering into additional strategic alliances with third-parties relating to the exploitation of the Company's technologies and/or by acquiring other software companies or businesses, such as freight determination systems and shipment manifest systems. In addition, although the Company has no current intention to do so, it could in the future consider and enter into such transactions with related parties if approved by a majority of the independent, disinterested directors of the Company. While the Board of Directors has adopted a policy providing that any transactions between the Company and any of its officers, directors and/or 5% shareholders will be on terms no less favorable to the Company than would be obtained from independent third parties and will be approved by a majority of the independent directors, under New York law, various forms of business combinations can be effected without shareholder approval. Accordingly, investors in this offering will, in all likelihood, neither receive nor otherwise have the opportunity to evaluate any financial or other information that may be made available to the Company in connection with any potential joint venture arrangement or business acquisition and will be dependent upon the Company's management to select, structure and consummate any such arrangements and/or acquisitions in a manner consistent with the Company's business objectives. Although the Company will endeavor to evaluate the risks inherent in a particular joint venture arrangement or acquisition, there can be no assurance that the Company will properly ascertain or assess all significant and pertinent risk factors prior to its consummation of such a transaction. Moreover, to the extent the Company does effect a joint venture or acquisition, there can be no assurance that the Company will be able successfully to integrate into its operations any business that it may form or acquire. Any inability to do so, particularly in instances in which the Company has made significant capital investments, could have a material adverse effect on the Company.

Risks Related to International Revenues and Operations

     Prior to fiscal 1997, the Company did not have any international revenues (revenues from outside the United States). During the first nine months of fiscal 1997, international revenues represented approximately 1.9% of the Company's total revenues. The Company is attempting to expand it presence in European, Central American, South American, Asian and Australian markets and expects that revenues from international licenses and related services, in total dollar volume and as a percentage of the Company's total revenues, will increase significantly. Since January 1996, the Company has entered into reseller agreements with five foreign resellers, and the Company expects to open its first two international sales and support offices in Europe and Australia within the next 12 months. There are a number of risks inherent in the Company's current and proposed international business activities, including unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, potentially adverse tax consequences, limits on repatriation of earnings and the burdens of complying with a wide variety of foreign laws. Additionally, the Company does not engage in hedging activities to protect against the risk of currency fluctuations. Fluctuations in currency exchange rates could cause sales denominated in U.S. dollars to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Also, such fluctuations could cause sales denominated in foreign currencies to affect a reduction in the current U.S. dollar revenues derived from sales in a particular country. Furthermore, future international activity may result in increased foreign currency denominated sales and, in such event, gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute significantly to fluctuations in the Company's results of operations. The financial stability of foreign markets could also affect the Company's international revenues. In addition, revenues of the Company earned in various countries where the Company does business may be subject to taxation by more than one jurisdiction, thereby adversely affecting the Company's earnings. There can be no assurance that such factors will not have an adverse effect on the revenues from the Company's future international sales and, consequently, the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."

Competition

     The market for warehouse management and distribution software and related services is highly competitive, and the Company expects competition to increase in the future. The Company believes that historically the market for warehouse management and distribution software could be characterized primarily by the size of the customer or the complexity of the customer's warehouse handling environment, and that the Company's competitors tend to focus their products and marketing efforts toward a limited number of these market segments. Over recent years, however, the market for warehouse management systems increasingly has been characterized by the industry in which the customer competes. The Company initially focused its software development and marketing efforts on potential customers that required large, complex systems with significant amounts of customization. The Company has a large number of competitors and believes that its primary competitors in the market for the larger, more complex systems are McHugh Freeman and Associates, Manhattan Associates and Catalyst International, Inc., each of which provides complete warehouse management and distribution software. In addition, certain well-known computer manufacturers or software developers, such as SAP, J.D. Edwards, BAAN and PeopleSoft, offer integrated manufacturing or accounting software packages that include a warehouse management component. With the introduction in June 1994 of RIMS.2001, the Company believes that it was one of the first to offer a standard, "off-the-shelf" system that requires little, if any, modification prior to installation in most warehouse environments. Some of the Company's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities and significantly greater financial, technological and personnel resources than the Company. The Company's future success will depend to a significant degree upon its ability to remain competitive in the areas of software development, technology, marketing and distribution, while operating within the constraints imposed by its financial and other resources. Price has not historically been a major factor in the market for the Company's RIMS.2001 solution, and increased competition could result in price reductions and loss of market share, which would adversely affect the Company's business, results of operations or financial condition. The Company believes that the principal competitive factors affecting the market served by the Company include vendor and product reputation, product functionability and features, vertical market expertise, ease of use, quality of support, product quality, performance and price. There can be no assurance that the Company will be able to compete successfully in the future with existing or new competitors. See "Business -- Product Development" and "-- Competition."

Control by Current Management

     Upon consummation of this offering, the officers and directors of the Company as a group will beneficially own approximately 55.8% of the outstanding shares of Common Stock. Accordingly, such persons, acting together, will continue to be able to control the Company and direct its affairs, including the election of all of the Company's directors, and cause an increase in the Company's authorized capital or the dissolution, merger or sale of the Company or substantially all of its assets. Furthermore, such control could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock. See "Principal Shareholders."

Security Interests Granted in Assets


     As of the date of this Prospectus, the Company had approximately $1,550,000 outstanding under the Line of Credit, all of which is payable on a demand basis. All of the Company's assets are pledged to the Bank as collateral. In the event of a default by the Company on its obligations under the Line of Credit, the Bank could declare the Company's indebtedness to be immediately due and payable and foreclose on the Company's assets. Although the Company intends to use a portion of the proceeds of this offering to repay all amounts outstanding under the Line of Credit, the Company expects to continue to utilize borrowing availability under the Line of Credit (or similar facilities obtained in the future) in the ordinary course of business. There can be no assurance that the Company will be able to continue to comply with the terms of its loan agreements with the Bank. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Reliance Upon Certain Licensed Third-Party Software

     Certain technology used in the Company's products is licensed from third parties, generally on a nonexclusive basis. The Company believes that there are alternative sources for each of the material components of technology licensed by the Company from third parties. However, the termination of any such licenses, or the failure of the third party licensors to adequately maintain or update their products, could result in delay in the Company's ability to ship certain of its software applications while it seeks to implement technology offered by alternative sources. Any required replacement licenses could prove costly. Also, any such delay, to the extent it becomes extended or occurs at or near the end of a fiscal quarter, could result in a material adverse effect on the Company's quarterly results of operations. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of the Company's products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms or at all. See "Business -- Products."

Potential for Undetected Errors

     The Company's software applications, like software products generally, may contain undetected errors or "bugs" when introduced, or as new, enhanced or industry-specific versions are released. While, to date, the Company's current applications have not experienced any significant post-release software errors or bugs, there can be no assurance that such problems will not occur in the future, particularly as the Company expands its product offerings to meet the needs of specific industries and its products or product enhancements become more complex and sophisticated. Any such defective software may cause delays in product introduction or shipments, require design modifications that could adversely affect the Company's competitive position, result in a loss of or delay in market acceptance of the Company's products or cause an increase in maintenance costs, any of which could adversely affect the Company's operating results. See "Business."

Risks Relating to Intellectual Property Protection

     The Company's success and ability to compete is dependent in part upon its proprietary technology. While the Company relies on trademark, trade secret and copyright law to protect its technology, the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. The Company presently has no patents or patent applications pending. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's software applications is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that such agreements will be enforceable. In addition, the technology industry is characterized by the existence of an increasing number of patents and frequent litigation based on allegations of patent infringement. Consequently, although the Company believes that its products and technology do not infringe upon the rights of third parties, from time to time, third parties may claim exclusive patent, copyright and other intellectual property rights to technologies or trademarks that are important to the Company. There can be no assurance that third parties will not assert infringement claims against the Company, that assertions by such parties will not result in costly litigation, or that the Company would prevail in any such litigation or be able to license any valid and infringed patents or trademarks from third parties on commercially reasonable terms. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition. See "Business -- Proprietary Rights, Licenses and Pricing."

Immediate and Substantial Dilution

     Investors participating in this offering will experience immediate and substantial dilution, and present shareholders will receive a material increase in the net tangible book value of their shares of Common Stock. After giving effect to this offering and the use of the net proceeds therefrom, and certain other transactions effected by the Company after February 28, 1997, the Company's net tangible book value as of February 28,

1997 would have been $6,230,485, or $1.80 per share (based on an assumed offering price of $7.00 per share, the high point of the currently anticipated range of the initial public offering price.) This represents an immediate dilution in net tangible book value of $5.20 (74%) per share to investors in this offering. See "Dilution."

Effect of Certain Charter Provisions; Limitation of Liability of Directors; Antitakeover Effects of New York Law

     The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series, and to determine the prices, rights, preferences, privileges and restrictions, including voting rights, of the shares within each series without any further vote or action by shareholders. The Company has no current plans to issue shares of Preferred Stock. However, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate activities, could have the effect of making it more difficult for a third party to acquire control of the Company. Further, certain anti-takeover provisions of New York law could delay or make more difficult a change of control of the Company. While such provisions are intended to enable the Board of Directors to maximize shareholder value, they may have the effect of discouraging takeovers that could be in the best interest of certain shareholders. There can be no assurance that such provisions will not have an adverse effect on the market value of the Company's stock in the future. In addition, the Company's charter provides that its directors shall not be personally liable to the Company or its shareholders for monetary damages in the event of a breach of fiduciary duty to the extent permitted by New York law. See "Description of Securities."

No Dividends Anticipated

     The Company intends to retain all future earnings for use in the development of its business and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

No Prior Underwritings

     BlueStone was formed as a broker-dealer in March 1996. Although its principals have had experience in the underwriting of securities in their capacities with other broker-dealers, this offering constitutes the first public offering for which BlueStone, the managing underwriter, has acted as a managing underwriter. The Company has agreed, among other things, that for the 12-month period following the date of this Prospectus, it will not without the prior written consent of BlueStone, directly or indirectly, sell, offer for sale, transfer, pledge or otherwise dispose of any securities of the Company, and that for a period of two years following the date of this Prospectus, if so requested by BlueStone, it will nominate and use its best efforts to elect a designee of BlueStone as a director of the Company. See "Underwriting."

No Prior Market for Common Stock; Possible Volatility of Stock Price

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained in the future or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock was determined by negotiations between the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after this Offering. From time to time after this offering, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company or companies within the same or similar industry segments, changes in general conditions in the economy, the financial markets or the technology industry, adverse press or news announcements, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance. See "Underwriting."

Shares Eligible for Future Sale

     Upon consummation of this offering, the Company will have outstanding 3,467,984 shares of Common Stock. Of these shares, the 1,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any of such shares held by "affiliates" of the Company. The remaining 1,967,984 shares of Common Stock, which are held by the existing shareholders, are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act (the "Restricted Shares") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144. All of the Restricted Shares are subject to one-year lockup agreements with BlueStone. Upon expiration of such lockup agreements, 1,880,000 of the Restricted Shares will be immediately eligible for sale in the public market under Rule 144(k) by persons other than "affiliates," without restriction, and an additional 87,984 shares will become eligible for sale in the public market at various times in accordance with Rule 144. Sales, or the possibility of sales, of substantial amounts of Common Stock held by the Company's existing shareholders could have an adverse impact on the market price of the Common Stock and could impair the Company's ability to raise equity capital in the future. See "Principal Shareholders" "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,500,000 shares of Common Stock offered hereby are estimated to be approximately $8,290,000 ($9,635,500 if the Representatives' over-allotment option is exercised in full), assuming an initial public offering price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price), and after deducting the underwriting discount and estimated offering expenses.

     The Company intends to use approximately $2,500,000 of the net proceeds of this offering to fund a portion of its software development costs over the next 24 months. Development projects currently in process or under consideration by management include Internet/intranet interfaces and Windows NT porting for RIMS.2001, a RIMS.2001 enhancement to manage the shipping process of products or materials that have been picked by a RIMS.2001 system, and a trailer/trailer yard management system. See "Business -- Product Development."

     The Company intends to use approximately $2,500,000 of the net proceeds to establish up to six additional domestic and four international sales and support offices over the next 24 months, including payment of the costs of capital improvements, capital equipment, management and support personnel and additional regionally-focused advertising. The Company expects that it will open its first additional domestic sales and support office in the first quarter of fiscal 1998 and that it will open one additional domestic and two international sales and support offices by the end of fiscal 1998. See "Business -- Sales and Marketing."

     The Company will use $1,600,000 of the net proceeds to make the Final S Corporation Distribution to its existing shareholders.

     From the net proceeds of this offering, the Company also intends to repay all amounts outstanding under the Line of Credit, of which approximately $1,550,000 was outstanding as of the date of this Prospectus. The Line of Credit currently bears interest at the prime rate per annum, is payable on demand and expires on September 30, 1997, is secured by substantially all of the Company's assets and is guaranteed by Messrs. Balaban, Klein and Goldman. As of the date of this Prospectus, the Company had $300,000 available under the Line of Credit. The Line of Credit has been used primarily for S Corporation distributions to the Company's shareholders and for working capital purposes, including expenses relating to this offering. Amounts repaid by the Company under the Line of Credit with the proceeds of this offering may subsequently be reborrowed by the Company. The Company intends to continue to maintain the Line of Credit or similar credit facilities after the consummation of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 7 of Notes to Financial Statements.

     The Company intends to use the balance of the net proceeds and any proceeds from the exercise of the Representatives' over-allotment option for working capital and general corporate purposes. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or otherwise to obtain the right to use complementary technologies that broaden or enhance the Company's current product offerings. There are no current agreements or negotiations with respect to any potential acquisition, investment or other such transaction. Pending such uses, the net proceeds to the Company from this offering will be placed in interest-bearing bank accounts or invested in short-term, interest-bearing, investment grade securities.

     The Company believes that its existing capital resources and the net proceeds of this offering will be sufficient to maintain its current and planned operations through fiscal 1999.

                                DIVIDEND POLICY

     From June 1, 1990 to the date of this Prospectus, the Company was an S Corporation for Federal and New York state income tax purposes. As a result, during and for such period, the net income of the Company for Federal and certain state income tax purposes was reported by, and taxed directly to, the Company's shareholders rather than the Company. As an S Corporation, the Company made distributions in the form of cash dividends to its shareholders, including $382,500 and $517,500 in April 1997 and May 1997, respectively, and will make the Final S Corporation Distribution to such shareholders in the amount of $1,600,000 out of the proceeds of this offering. The Company currently intends to retain all future available earnings, if any, for the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                   DILUTION

     The difference between the initial public offering price per share of Common Stock and the net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share on any given date is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on such date by the number of then outstanding shares of Common Stock.

     At February 28, 1997, net tangible book value of the Company was $928,485, or $.48 per share. After giving retroactive effect to (i) borrowings under the Line of Credit in the aggregate amount of $1,200,000 during the period commencing on March 1, 1997 and ending as of the date of this Prospectus, (ii) S Corporation distributions effected in April and May 1997 in the aggregate amount of $900,000, (iii) the recording, as of the date of this Prospectus, of the one-time net deferred income tax liability generated as a result of the Company's termination of its S Corporation status (estimated at $1,238,000 as of February 28, 1997), and (iv) the Company's issuance of the May 1997 Shares, the pro forma net tangible book value (deficit) of the Company at February 28, 1997 would have been ($1,209,515), or ($.61) per share. After also giving effect to the sale of the 1,500,000 shares of Common Stock offered hereby at an assumed price of $7.00 per share (the high point of the currently anticipated range of the initial public offering price) and the receipt and anticipated application of the estimated net proceeds therefrom, including for the repayment of all outstanding borrowings under the Line of Credit and the distribution of the Final S Corporation Distribution, the as adjusted net tangible book value of the Company at February 28, 1997 would have been $6,230,485, or $1.80 per share, representing an immediate increase in net tangible book value of $2.41 per share to existing shareholders and an immediate dilution of $5.20 (74%) per share to investors in this offering.

     The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:

    Assumed initial public offering price ...........................                 $ 7.00
       Net tangible book value before pro forma adjustments .........     $   .48
       Decrease attributable to pro forma adjustments ...............       (1.09)
                                                                           -------
       Pro Forma net tangible book value before this offering  ......        (.61)
       Increase attributable to investors in this offering  .........        2.41
                                                                           -------
    Adjusted net tangible book value after this offering ............                   1.80
                                                                                      -------
    Dilution to investors in this offering   ........................                 $ 5.20
                                                                                      =======

     The following table sets forth, with respect to existing shareholders and the investors in this offering, a comparison of the number of shares of Common Stock purchased from the Company, the percentage ownership of such shares, the aggregate consideration paid, the percentage of total consideration paid, and the average price paid per share.

                                     Shares Purchased               Total Consideration
                                --------------------------   ---------------------------------   Average Price
                                 Number       Percentage         Amount           Percentage       Per Share
                                -----------   ------------   ------------------   ------------   --------------
Existing Shareholders  ......   1,967,984          56.7%         $   269,712(1)         2.5%        $    .14
New Investors ...............   1,500,000          43.3           10,500,000           97.5         $   7.00(2)
                                ----------      -------          -------------      -------         ----------
                                3,467,984         100.0%         $10,769,712          100.0%
                                ==========      =======          =============      =======

------------
(1) Includes an aggregate of $6,000 in cash paid by Messrs. Balaban, Klein and Goldman and $263,712 for services rendered by a consultant for various accounting and administrative services and by two key employees of the Company.

(2) Based on the high point of the currently anticipated range of the initial public offering price.

     The foregoing table assumes no exercise of the Representatives' over-allotment option. If such option is exercised in full, the new investors will have paid $12,075,000 (based on an assumed price of $7.00 per share, the high point of the currently anticipated range of the initial public offering price) for 1,725,000 shares of Common Stock, representing approximately 97.8% of the total consideration for 46.7% of the total number of shares outstanding. In addition, computations set forth in the above table exclude an aggregate of 325,000 shares of Common Stock reserved for issuance upon the exercise of options granted or available for future grant under the Option Plan and the 150,000 shares of Common Stock reserved for issuance upon the exercise of the Representatives' Warrants. See "Management -- Option Plan" and "Underwriting."

                                 CAPITALIZATION

     The following table sets forth as of February 28, 1997 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company after giving effect to certain transactions effected after February 28, 1997 and
(iii) the pro forma capitalization of the Company as adjusted to reflect the sale of the 1,500,000 shares of Common Stock offered hereby and the anticipated application of the estimated net proceeds therefrom.


                                                                     February 28, 1997
                                                      -----------------------------------------------
                                                                         Pro               As
                                                        Actual         Forma(1)       Adjusted(1)(2)
                                                      -------------   -------------   ---------------
Debt
 Bank borrowings  .................................    $   350,000     $ 1,550,000       $        --
                                                        -----------     -----------        ----------
Shareholders' Equity
 Common Stock, $.01 par value; 10,000,000 shares
  authorized; 1,936,400 shares issued and
  outstanding (actual); 1,967,984 shares issued and
  outstanding (pro forma); 3,467,984 shares
  issued and outstanding as adjusted (3)  .........    $    19,364     $    19,680       $    34,680
 Preferred Stock, $.01 par value; 1,000,000 shares
  authorized; none issued or outstanding  .........             --              --                --
 Additional paid in capital   .....................         89,436         262,832         8,537,832
 Retained earnings   ..............................      4,110,593       1,972,593           372,593
 Deferred compensation  ...........................        (72,000)       (245,712)         (245,712)
                                                        -----------     -----------        -----------
    Total shareholders' equity   ..................      4,147,393       2,009,393         8,699,393
                                                        -----------     -----------        -----------
     Total capitalization  ........................    $ 4,497,393     $ 3,309,393       $ 8,699,393
                                                        ===========     ===========        ===========

------------
(1) Gives retroactive effect to (i) borrowings under the Line of Credit during the period commencing on March 1, 1997 and ending as of the date of this Prospectus in the aggregate amount of $1,200,000, (ii) the Company's issuance of the May 1997 Shares, (iii) the recording, as of the date of this Prospectus, of the net deferred income tax liability generated as a result of the Company's termination of its S Corporation status (estimated at $1,238,000 as of February 28, 1997), and (iv) S Corporation distributions effected in April and May 1997 in the aggregate amount of $900,000. Does not give effect to the as yet undetermined additional S Corporation earnings generated by the Company during the period commencing as of March 1, 1997 and ending as of the date of this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 7 and 8 of Notes to Financial Statements.

(2) Gives retroactive effect to the sale of the 1,500,000 shares of Common Stock offered hereby at an assumed offering price of $6.50 per share (the midpoint of the currently anticipated range of the initial public offering price) and the anticipated application of the estimated net proceeds therefrom, including for (i) the repayment of all outstanding borrowings under the Line of Credit, and (ii) the Final S Corporation Distribution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Does not include (i) 325,000 shares reserved for issuance upon exercise of options granted or available for future grant under the Option Plan and (ii) 150,000 shares of Common Stock reserved for issuance upon exercise of the Representatives' Warrants. See "Management -- Option Plan" and "Underwriting."

                            SELECTED FINANCIAL DATA

     The following selected financial data for each of the fiscal years in the three-year period ended May 31, 1996, 1995 and 1994 as of the end of the fiscal year ended May 31, 1996 and for and as of the end of the nine month period ended February 28, 1997, is derived from the financial statements of the Company, which statements have been audited by Ernst & Young LLP, independent auditors, whose report thereon is included elsewhere herein. The selected financial data presented for and as of the end of the nine month period ended February 29, 1996 are unaudited and were prepared by management of the Company on the same basis as the audited financial statements of the Company included elsewhere herein and, in the opinion of the Company, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein. The selected financial data for the nine month period ended February 28, 1997 is not necessarily indicative of the results to be expected for the full year. The selected financial data should be read in conjunction with the financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                 (Dollars in thousands, except per share data)


                                                                                             Nine Months Ended
                                                       Year Ended May 31,              ------------------------------
                                            ----------------------------------------   February 29,     February 28,
                                              1994           1995          1996           1996             1997
                                            ------------   -----------   -----------   --------------   -------------
                                                                                       (unaudited)
Statements of Operations Data:
Total revenues   ........................     $4,130         $6,813        $6,984           $4,684          $5,085
Gross margin  ...........................          2          2,065         2,209              956           1,766
Selling, general and administrative
 expenses  ..............................      1,093          1,275         1,075              815             784
Net income (loss)    ....................     (1,106)           744         1,125              134             958
Pro forma Unaudited Statements of
 Operations Data(1):
Pro forma provision (benefit) for income
 taxes  .................................       (465)           313           473               56             402
Pro forma net income(loss)   ............     $ (641)         $ 431         $ 652             $ 78           $ 556
Pro forma net income (loss) per share(2)      $ (.28)        $  .19        $  .28           $  .03          $  .24
Pro forma weighted average shares
 outstanding(2)  ........................   2,296,199     2,296,199     2,310,299        2,296,199       2,352,599


                                          May 31, 1996     February 28, 1997
                                          --------------   ------------------
Balance Sheet Data:
Cash and cash equivalents .............         $ 604              $  66
Working capital   .....................           630                875
Total assets   ........................         4,637              5,418
Total current liabilities  ............         1,465              1,271
Total liabilities    ..................         1,465              1,271
Total shareholders' equity    .........         3,172              4,147

------------
(1) Prior to the date of this Prospectus, the Company was an S Corporation and not subject to Federal or state corporate income taxes (other than California, New Jersey and New York franchise taxes). The pro forma statement of operations data reflects a pro forma provision for income taxes as if the Company had been subject to Federal and state corporate income taxes for all periods. The pro forma provision for income taxes represents a combined Federal and state tax rate of 42%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 1 and 8 of Notes to Financial Statements.

(2) Includes the May 1997 Shares and assumes that 384,615 of the shares of Common Stock being offered hereby were outstanding during the periods indicated, which represents the approximate number of shares of Common Stock being sold by the Company in this offering to fund the payment of S Corporation distributions made in April and May 1997 of $382,500 and $517,500, respectively, and the Final S Corporation Distribution of $1,600,000 (based upon an assumed offering price of $6.50 per share, the midpoint of the currently anticipated range of the initial public offering price).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     The Company's principal activities include marketing and support of comprehensive warehouse management software systems. In addition to its core business, the Company also provides, to a limited extent, system integration services in support of office client server systems. The Company licenses its RIMS warehouse management systems and, in connection with its other system integration services, certain third-party software products; it provides related services (including customization and modification, project management, training and implementation) and maintenance support; and it sells related third-party hardware products. The Company has achieved annual increases in revenues in the last three fiscal years due primarily to the development and deployment of its standard RIMS.2001 product in fiscal 1995. Prior to such time, the Company's revenues were principally derived from highly-customized RIMS warehouse systems and adaptations that required substantial modifications to meet the functionality required by customers. Over the past three fiscal years, the Company's results of operations increased from a net loss of $1,105,686 in fiscal 1994 to net income of $1,125,117 in fiscal 1996. In addition, since the Company's introduction of the standard RIMS.2001 product in fiscal 1995, the rate of RIMS.2001 installations has increased from a total of six installations in the year ended May 31, 1995 to 12 installations in the nine months ended February 28, 1997. The Company expects RIMS.2001 and related revenues to continue to account for a substantial portion of the Company's revenue for the remainder of fiscal 1997 and for the foreseeable future. As a result, the Company's future operating results are significantly dependent upon continued market acceptance of RIMS.2001 and enhancements thereto. In addition, since a substantial portion of the Company's revenues in any fiscal period are derived from relatively few sales of RIMS.2001, both the number of new sales of RIMS.2001 and the timing of orders for, and installations of, new systems in any fiscal period, has caused and is expected to continue to cause, significant fluctuations in revenue from period to period.

     The Company's revenues are derived from software license fees, fees for services, sales of hardware and maintenance fees. Software license fees include revenue from the licensing of the Company's proprietary RIMS.2001 software and revenue from the sublicensing of certain third-party software. Software license fee revenue is recorded when the software has been delivered, the license agreement with the customer has been executed and collection of the resulting receivable is deemed probable. Service revenues are derived from project management, customization and modification of licensed software, training, on-site support and implementation services. Service revenues are recorded using the percentage of completion method of accounting. Hardware revenues are derived from the Company's resale of a variety of third-party hardware products on behalf of other manufacturers, including computer hardware, radio frequency equipment, bar code printers and other peripherals. Such revenues are recognized when the title to such hardware passes to the customer. Customers typically enter into one-year maintenance agreements with the Company upon the completion of the software installation and pay maintenance fees monthly. The Company recognizes revenue from each maintenance agreement ratably over the period covered by the agreement, but is only required to perform maintenance services as and when they are requested by the customer. Historically, all of the Company's customers have entered into, and substantially all of the Company's customers have renewed, maintenance agreements with the Company. In all periods presented, the Company recognized revenues in accordance with the American Institute of Certified Public Accountants Statement of Position 91-1, "Software Revenue Recognition."

     The Company's total revenues in any period are substantially dependent upon a relatively small number of large sales. Revenues from the Company's five largest customers in each of fiscal 1994, 1995 and 1996 and the nine months ended February 28, 1997 accounted for approximately 67%, 70%, 56% and 55% of total revenues, respectively. The Company expects that this downward trend will continue as the Company further penetrates the market with its RIMS.2001 products.

     Costs of revenues have been derived from the cost of software modification, system implementation and other services, hardware and maintenance support. Costs of services and costs of maintenance consist primarily of labor costs for customer support, including personnel costs, and costs relating to subcontracted services and overhead. Typically, costs of maintenance associated with the Company's standard maintenance contract decrease over the life of the maintenance contract. The number of programmers and service and support personnel employed by the Company was 32,

25, 27 and 37 at May 31, 1994, 1995 and 1996 and February 28, 1997,
respectively. Substantially all programmers also function as engineers in the development of software, as described below. The reduction in the number of employees in fiscal 1995 from fiscal 1994 was due to the nonrenewal of government contracts (which are typically awarded to the lowest bidder) relating to several pre-RIMS.2001 warehouse management systems. Cost of hardware consists primarily of the cost of hardware sold by the Company on behalf of other manufacturers.

     Amortization of software development costs consists of the amortization of costs of engineering personnel and related development expenses, such as the development of software tools and documentation, capitalized starting at the point technological feasibility is demonstrated. The Company believes that a significant level of investment in software development is essential to achieve and maintain a market leadership position. The Company expended $844,244, $464,477, $815,908 and $1,045,342 in fiscal 1994, 1995 and 1996 and the nine months ended February 28, 1997, respectively, for software development costs. The Company employed 17, 14, 15 and 18 software development employees at May 31, 1994, 1995 and 1996 and February 28, 1997, respectively, some of which also functioned as programmers for the installation or modification of the Company's software. The reduction in the number of such employees in fiscal 1995 from fiscal 1994 was also due to the nonrenewal of government contracts for nonstandard warehouse management systems, as described above. The increase in the amortization of software development costs was due primarily to the commencement of amortization of capitalized software development costs for RIMS.2001 (Version 3.1) in January 1996, the month in which such version was first available for sale. Statement of Financial Accounting Standard No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of software development costs from the point of technological feasibility to the point of a salable product. RIMS.2001 has been technologically feasible since 1992 and salable since the beginning of fiscal 1995. The Company's current and planned product development efforts are directed at enhancing and improving RIMS.2001. The Company believes that a significant level of investment for software development is required to remain competitive. Accordingly, the Company anticipates that the dollar amount of the amortization of software development expenses will increase. As a percentage of total revenue, however, the Company anticipates that amortization of software development expenses will decrease as revenues increase.

     Selling, general and administrative expenses consist primarily of salaries for sales, marketing, administrative, executive and financial personnel, commissions paid to sales personnel and travel and promotional expenses. The sales and marketing, general and administrative staff consisted of 15 employees at each of May 31, 1994, 1995 and 1996 and February 28, 1997. The Company believes that its selling, general and administrative expenses will increase in dollar amounts in the future as the Company expands its sales and marketing staff and as the Company experiences higher costs associated with being a public company; however, the Company anticipates that such expense will decrease as a percentage of total revenues as revenues increase.

Results of Operations:

   The following table sets forth, for the periods indicated, certain statement of operations data:

                                (In thousands)


                                                                                 Nine months ended
                                               Year ended May 31,          ------------------------------
                                        --------------------------------   February 29,     February 28,
                                          1994        1995      1996          1996             1997
                                        -----------   -------   --------   --------------   -------------
                                                                           (unaudited)
Revenue:
  Software license fees    ..........     $     415   $ 505      $  970          $ 321            $ 899
  Services  .........................         2,299   3,382       3,195          2,375            1,621
  Hardware  .........................           976   2,068       1,793          1,212            1,729
  Maintenance  ......................           440     858       1,006            776              836
                                           ---------  ------     -------        ------           ------
   Total revenues  ..................         4,130   6,813       6,964          4,684            5,085
                                           ---------  ------     -------        ------           ------

Cost of revenue:
  Cost of license fees ..............            34      34          63             18               96
  Cost of services ..................         3,108   2,622       2,302          2,083            1,015
  Cost of hardware ..................           771   1,534       1,399            926            1,329
  Cost of maintenance ...............           215     261         680            473              554
                                           ---------  ------     -------        ------           ------

   Total cost of revenues   .........         4,128   4,451       4,444          3,500            2,994
                                           ---------  ------     -------        ------           ------
Amortization of software development
 costs    ...........................            --     297         311            229              325
                                           ---------  ------     -------        ------           ------
Gross margin    .....................             2   2,065       2,209            955            1,766
Selling, general & administrative
 expenses    ........................         1,093   1,275       1,076            815              784
                                           ---------  ------     -------        ------           ------
Income (loss) from operations  ......        (1,091)    790       1,133            140              982
Interest expense, net    ............            15      46           8              6               24
                                           ---------  ------     -------        ------           ------
Net income (loss)  ..................     $  (1,106)  $ 744      $1,125          $ 134            $ 958
                                           =========  ======     =======        ======           ======

Comparison of Nine Months Ended February 29, 1996 and February 28, 1997

     Revenue. Total revenue increased by approximately 9% from $4,684,412 in the nine months ended February 29, 1996 to $5,084,852 in the nine months ended February 28, 1997. Software license fees increased by approximately 180% during the 1997 period as compared to the 1996 period, primarily due to the increase in RIMS.2001 software licenses from five during the nine months ended February 29, 1996 to 12 during the nine months ended February 28, 1997 and the payment by one customer during the latter period of a significant non-refundable master license fee. Services revenues decreased by approximately 32% for the fiscal 1997 period as compared to the 1996 period, primarily due to the decreasing level of services required for the installation of highly-customized, pre-RIMS.2001 systems originally contracted for prior to fiscal 1995. Hardware revenues increased by approximately 43% during the fiscal 1997 period as compared to the 1996 period, primarily due to increased sales of hardware by the Company in connection with its system installations. Maintenance revenues increased by approximately 8% for the fiscal 1997 period, primarily due to the larger number of maintenence contracts in operation during such period.

     Cost of Revenues. Total cost of revenues decreased by approximately 14% from $3,499,782 in the nine months ended February 29, 1996 to $2,993,972 in the nine months ended February 28, 1997. As a percentage of revenue, total cost of revenues decreased from 75% in the 1996 period to approximately 59% in the fiscal 1997 period. The decrease primarily related to higher license fee revenues discussed above, which generally have minimal direct related costs and new service charge practices.

     Amortization of Software Development Costs. Amortization of software development costs increased by approximately 42% from $228,750 in the nine months ended February 29, 1996 to $324,769 in the nine months ended February 28, 1997. The increase was due to the commencement of amortization of capitalized software development costs for RIMS.2001 (Version 3.1) in January 1996, the date such version was first available for sale. As a percentage of revenue, the amortization of software development costs were approximately 6% in the nine months ended February 28, 1997 and 5% in the nine months ended February 29, 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by approximately 4% from $815,020 in the nine months ended February 29, 1996 to $784,441 in the nine months ended February 28, 1997. As a percentage of revenue, selling, general and administrative expenses decreased from approximately 17% for the 1996 period to approximately 15% for the 1997 period. The decrease was primarily due to lower administrative salaries resulting from the retirement of one of the Company's executive officers and decreased selling expenses in the latter period.

     Interest Expense, net. Interest expense was $42,367 in the nine months ended February 28, 1997, an increase of $10,917 or approximately 35% from $31,450 in the nine months ended February 29, 1996. The increase was primarily due to higher interest rates on balances related to loans from officers in fiscal 1997 as compared to fiscal 1996 and to interest on bank borrowings in fiscal 1997.

Comparison of Fiscal Years Ended May 31, 1995 and May 31, 1996

     Revenue. Total revenue increased by approximately 2% from $6,813,307 in the year ended May 31, 1995 to approximately $6,964,097 in the year ended May 31, 1996. Software license fees increased by approximately 92% in fiscal 1996 as compared to fiscal 1995, primarily due to the payment by one customer in fiscal 1996 of a significant non-refundable license fee. Services revenues decreased by approximately 6% in fiscal 1996 as compared to fiscal 1995, primarily due to the completion in fiscal 1995 of installations for two customers requiring significant modifications. Hardware revenues decreased by approximately 13% in fiscal 1996 as compared to fiscal 1995, primarily due to the completion in fiscal 1995 of a large pre-RIMS.2001 system with a significant hardware component. Maintenance revenues increased by approximately 17% in fiscal 1996 as compared to fiscal 1995, due primarily to the commencement of additional maintenance agreements.

     Cost of Revenues. Total cost of revenues remained relatively constant at $4,450,949 in fiscal 1995 to $4,444,119 in fiscal 1996. As a percentage of revenue, total cost of revenues decreased from approximately 65% in fiscal 1995 to approximately 64% in fiscal 1996 primarily due to the significant non-refundable license fee referred to above with minimal related costs, offset by the expiration in late fiscal 1995 of three pre-RIMS.2001 customers' maintenance contracts, all of which had relatively low related maintenance costs.

     Amortization of Software Development Costs. Amortization of software development costs increased approximately 5% from $296,997 in fiscal 1995 to $311,321 in fiscal 1996. The increase was due to the commencement of amortization of capitalized software development costs for RIMS.2001 (Version 3.1) in January 1996, the date such version was first available for sale. As a percentage of revenue, the amortization of software development costs remained constant at approximately 4% in the years ended May 31, 1995 and 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by approximately 16% from $1,275,134 in fiscal 1995 to $1,075,309 in fiscal 1996. As a percentage of revenue, selling, general and administrative expenses decreased from approximately 19% in fiscal 1995 to approximately 15% in fiscal 1996. The decrease is due to lower pension costs reflected in fiscal 1996 as a result of the reduction in personnel and lower administrative salaries and related expenses.

     Interest Expense, net. Interest expense was $38,575 in fiscal 1996, a decrease of $18,309 or approximately 32% from approximately $56,884 in fiscal 1995, primarily because outstanding bank borrowings in fiscal 1995 were entirely repaid by the end of such period and there were no bank borrowings during fiscal 1996.

Comparison of Fiscal Years Ended May 31, 1994 and May 31, 1995

     Revenue. Total revenue increased by approximately 65% from $4,129,838 in fiscal 1994 to $6,813,307 in fiscal 1995. Software license fees increased by approximately 22% from fiscal 1994 to fiscal 1995, primarily due to the licensing of five RIMS.2001 systems in fiscal 1995 as compared to none in fiscal 1994, which increase was partially offset by lower non-RIMS.2001 license fees in fiscal 1995. Services revenues increased by approximately 47% in fiscal 1995, primarily due to significant modifications required by the one non-RIMS.2001 and two RIMS.2001 systems installed during fiscal 1995 as compared to the modifications required by the two non-RIMS.2001 systems installed during fiscal 1994, as well as to the fact that three additional RIMS.2001 systems were installed in fiscal 1995 as compared to none in fiscal 1994. Hardware revenues increased by approximately 112% in fiscal 1995, primarily due to the sale of a significant amount of hardware to one non-RIMS.2001 system customer in fiscal 1995. Maintenance revenues increased by approximately 95% in fiscal 1995, due primarily to the significant maintenance contract entered into with that same customer upon completion of its system installation.

     Cost of Revenues. Total cost of revenues increased by approximately 8% from $4,127,523 in fiscal 1994 to $4,450,949 in fiscal 1995. As a percentage of revenue, total cost of revenues decreased from 100% in fiscal 1994 to approximately 65% in fiscal 1995. During fiscal 1994, the contracts with the Company's primary customer, the government, expired and were not renewed because the award of such contracts was given to the lowest bidder. The higher costs of revenue in fiscal 1994 relates to numerous modifications for the government which the Company was unable to recover. In addition, in June 1994, the Company released RIMS.2001 for sale which reflects a lower cost of revenue relative to total revenue as compared with the cost of revenue relative to total revenue in fiscal 1994, primarily related to the modification of software on government contracts.

     Amortization of Software Development Costs. The amortization of software development costs began in June 1994 when RIMS.2001 was first available for sale. Amortization of software development costs was $296,997, or approximately 4% of revenue, in fiscal 1995.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by approximately 17% from $1,092,713 in fiscal 1994 to $1,275,134 in fiscal 1995. The increase was primarily due to higher advertising costs and other selling expenses in fiscal 1995. As a percentage of revenue, selling, general and administrative expenses decreased from approximately 26% in fiscal 1994 to approximately 19% in fiscal 1995.

     Interest Expense, net. Interest expense was approximately $56,884 in fiscal 1995, an increase of $39,384 or approximately 225% from $17,500 in fiscal 1994, primarily because bank borrowings and loans payable to officers were made in mid-1994. The loans payable to officers were outstanding for all of fiscal 1995.

Fluctuations in Operating Results

     The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future, depending upon a number of factors, such as the length of the Company's sales cycle, the unanticipated cancellation of significant license agreements, the timing of new version releases by the Company and its competitors, budgeting cycles of the Company's customers, demand for the Company's software, software life cycles, introduction and acceptance of new software by the Company and its competitors, the size and timing of customer orders, changes in the proportion of revenues attributable to software license fees versus services, changes in the level of operating expenses and general economic conditions. In addition, a significant portion of the Company's revenues has been derived from relatively few sales of licenses for RIMS.2001, and, consequently, the timing of such sales has caused material fluctuations in the Company's operating results. Accordingly, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.


     Because the Company recognizes a significant portion of revenues over the installation period of the system (which, although designed to be completed in approximately four months, generally ranges from four to eight months in duration as a result of the customer's scheduling requirements) and because installation commences promptly after execution of the related license agreement, the Company does not maintain a significant backlog. Software license fees for each quarter depend in part on orders for which implementation has begun during that quarter and on license agreements under implementation that were executed in prior quarters. The sales cycle for RIMS.2001 typically ranges from four to six months, and contract signing may be delayed for a number of reasons, including customer budgetary constraints and internal authorization reviews. In addition, delays in the completion of a contract may require that the revenues associated with such contract be recognized over a longer period. Consequently, the Company's business, results of operations or financial condition for a quarter could be materially adversely affected by implementation delays.

     The Company is in the initial stages of developing pre-configured, industry-specific versions of RIMS.2001 for use in certain vertical markets. The Company believes that if it is able to successfully introduce and obtain market acceptance of pre-configured versions of RIMS.2001, such versions would reduce its quarterly fluctuations in operating results because such products would enable the Company to sell its systems to a greater number of customers. The RIMS.Food product, which was introduced in May 1997, was the first of these industry specific versions. There can be no assurance, however, that these additional products will be successfully developed or that they will gain market acceptance. See "Business --Product Development."

Liquidity and Capital Resources

     Over the last three years, the Company has funded its operations primarily through cash generated from operations, bank borrowings and loans from officers. The Company's Line of Credit, which expires on September 30, 1997, provides for borrowings of up to $2,000,000. Amounts outstanding under the Line of Credit are payable on demand and are collateralized by the assets of the Company. Borrowings bear interest at the prime rate (8.5% at May 15, 1997). Repayment is personally guaranteed by Messrs. Balaban, Klein and Goldman. The Line of Credit has been used primarily for S Corporation distributions to the Company's shareholders and for working capital purposes. Outstanding amounts under the Line of Credit aggregated $350,000 and $1,550,000 at February 28, 1997 and June 15, 1997, respectively. The Company intends to repay the outstanding indebtedness under the Line of Credit with a portion of the proceeds of this offering. In the future, however, the Company intends to re-borrow against this or a subsequent line of credit. The Company also has a $150,000 standby letter of credit with the Bank, which is being utilized as collateral for a vendor and expires on December 31, 1997. The letter of credit reduces the available portion of the Line of Credit.

     Net cash provided by operating activities was $657,150, $1,278,812 and $847,064 in fiscal 1995 and 1996 and the nine months ended February 28, 1997, respectively. Cash flows from operations increased in fiscal years 1995 and 1996 due primarily to the higher net income generated over the previous years. Cash generated from operating activities in the nine months ended February 28, 1997 was generated primarily from higher net income offset by the increase in accounts receivable. This increase in accounts receivable was due to a significant delivery of equipment and related services for two customers in late February 1997. Net cash used in operating activities was $429,301 in fiscal 1994. Cash flows from operations were lower in 1994 due to the net loss of $1,105,686 offset by the decrease in accounts receivable and the increased costs incurred and income recognized in excess of billings on uncompleted contracts.

     The Company expended $844,244, $464,477, $815,908 and $1,045,342 in fiscal
1994, 1995, and 1996 and the nine months ended February 28, 1997, respectively, for software development costs. The Company did not have any material commitments for software development costs as of February 28, 1997. Any such costs will be financed through working capital and proceeds received by the Company from this offering.

     As of February 28, 1997, the Company had $65,670 in cash and cash equivalents, and working capital of $875,205.

     Management believes that the net proceeds from the sale of Common Stock in this offering, cash flow from operations, existing cash and temporary investments, and amounts available under the Line of Credit will be sufficient to meet the Company's currently anticipated working capital and software development requirements through fiscal 1999. The Company's working capital needs in fiscal 1998 include approximately $1,000,000 to establish additional domestic and international sales and support offices and approximately $1,000,000 for software development costs.

Termination of S Corporation Status

     As a result of terminating the Company's S Corporation status as of the date of this Prospectus, the Company will be required to record a one-time, non-cash charge against earnings for deferred income taxes. This charge will occur in the year ending May 31, 1998. If this charge had been recorded at February 28, 1997, the amount would have been approximately $1,238,000. The Company expects that, following the termination of its S Corporation status, its combined Federal and state income tax rate will be 42%.

Inflation and Seasonality

     The Company does not believe its operations have been materially affected by inflation. The Company's business is not seasonal.

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


                                   BUSINESS

     The Company develops, markets and supports advanced warehouse management software solutions that enable companies to realize significant cost savings by automating their warehouse operations. The Company's primary product, RIMS.2001, is a customer-configurable software solution that enables a company's warehouse to respond to a customer order with greater accuracy and in a more timely manner, thereby turning the warehouse into a competitive advantage. RIMS.2001 operates in an open system environment and interfaces with an organization's existing information systems infrastructure. In addition to providing RIMS.2001 software licenses, the Company provides installation, design and maintenance services and related hardware when required by the customer. The Company believes that customers that have implemented the RIMS.2001 solution have realized increased customer satisfaction directly related to a timely and accurate receipt of shipments.

Industry Background

     In recent years, a number of business trends have converged to change the historical relationships among retailers, manufacturers and suppliers, and distributors. Increasing globalization of the marketplace has resulted in greater geographic diversity of supply and production facilities and has increased competition as more suppliers are offering a greater range of products at multiple price levels. In addition, a number of trends in retailing, including shorter product life cycles, a significant increase in the number and variety of product offerings, an increase in buying power resulting from the evolution of the retailer from the small local store to the large regional or national department store chain, specialty store chain or "superstore" chain, and the emergence of a more informed and price conscious consumer, have put increased pressure on retailers to reduce expenses to remain competitive. Consequently, retailers are seeking to reduce inventory management costs by selecting suppliers that can respond to "just-in-time" purchasing and "quick response" delivery techniques that enable the retailer to better match product inventory to actual customer demand. Retailers and other vendors also are increasingly demanding that their suppliers comply with standards for electronic data interchange ("EDI"), electronic commerce and very specific labeling requirements.

     As a result of these trends, manufacturers and suppliers are experiencing significant pressures to satisfy customer demands for improved product delivery and reduced delivery times. Historically, manufacturers have organized their businesses primarily to increase manufacturing efficiency and output. However, as major customers shift the burden of inventory management to the manufacturer or distributor, manufacturers and distributors have refocused their business process re-engineering efforts to evaluate the service and value provided to customers from existing operations and are seeking alternatives for streamlining the warehousing and distribution process. The need to satisfy customer demand for more effective and efficient order fulfillment has caused manufacturers to seek greater control over the entire supply chain to minimize materials inventories, ensure the timing of deliveries from suppliers, reduce manufacturing cycle times, minimize finished goods inventories, maximize the efficiency of warehousing and transportation systems and provide superior response times to customers.

     Retailers, manufacturers and suppliers, and distributors are increasingly recognizing that significant cost savings can be achieved through warehouse computerization and automation. An effective warehouse management system will reduce costs and assist in improving customer service by achieving the following objectives:

   o Reduction of Errors. Receiving, stocking and picking errors are common in a manual paper-based warehouse. An automated warehouse management system is self-checking and ensures virtually 100% accuracy for every transaction.

   o Improvement of Inventory Accuracy. The self-checking nature of an automated warehouse management system ensures inventory accuracy and eliminates the costly series of manual checks and backtracking that results when the inventory on the books and the physical inventory in a warehouse do not match. As a result of the poor accuracy in paper-based warehouses, costly physical inventories need be taken to reconcile the system inventory to the actual inventory. The inherent accuracy and cycle counting features of a warehouse management system eliminate the need for a physical inventory.

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


   o Improved Space Utilization. A warehouse management system tracks all warehouse locations and can direct where each product can best be stored for maximum space utilization.

   o Increased Productivity. A warehouse management system maximizes the time operators spend adding value to the distribution process, filling orders and receiving goods. System direction minimizes search time and dispatches operators and pickers to the best task given the equipment and current location. A warehouse management system also gives the warehouse control of the workload and provides visibility into the entire range of tasks that need be performed within a given time period.

   o Improved Labor Management and Reporting. Paperwork in a warehouse for picking and stocking drastically hampers productivity. Paperless warehouse management system applications provide real-time information, reduce the possibility for data entry errors and information delays and improve productivity. In addition, a warehouse management system has vast reporting capabilities because every transaction is recorded. In paper-based warehouses, the only method available for tracking productivity and performance is a manual log that is time consuming to keep, susceptible to error and is only as good as the information each operator provides.

   o Support of Customer EDI Requirements. Retailers and other vendors are increasingly demanding that their suppliers comply with standards for EDI, electronic commerce and specific labeling and packaging requirements. A warehouse management system can provide special bar-code labeling and can track any value-added packaging operations required.

   o Integration. Manufacturers require warehouse activities to integrate with their manufacturing and accounting systems. Such levels of data processing and system integration require a capable, highly integrated warehouse management system solution.

     Initial warehouse automation software systems developed in the early 1980s only produced "batch" picking, shipping, receiving and product movement reports that detailed the expected merchandise handling operations for an entire day. These systems provided initial improvements in warehouse efficiencies, but were unable to respond quickly to unexpected circumstances, such as unscheduled shipments or scheduled shipments that did not arrive, damaged goods that could not be shipped when scheduled, and products stored in incorrect locations.

     During the 1980s, automatic identification (primarily bar coding) became widely accepted, and the cost of computer platforms supporting the initial warehouse automation systems dropped as mini-computers and personal computers were introduced and gained acceptance in the business workplace. In addition, radio frequency hardware technology was introduced that first enabled software designers to develop warehouse automation software that utilizes a local radio network installed in the customer's warehouse to connect hand-held and forklift-mounted mobile data terminals with the warehouse's central computer. This development made possible software systems that manage a warehouse dynamically in "real time" rather than batch mode. Real-time systems offer many advantages over batch mode systems, including the ability to adapt to unexpected circumstances, such as "rush" orders, late or unexpected in-bound shipments, and incorrectly located merchandise; the ability to conduct partial inventory counts while the warehouse remains fully operational; and the ability to improve employee productivity by directing each worker to the next task to be performed based upon the worker's current location and the location and priority of the task.

     Initially, warehouse management systems were custom-developed by internal management information system (MIS) departments or third-party software developers. These early custom-developed systems were often based on proprietary operating systems, written in second and third generation programming languages and very specific to the user's current methods of operation. As cost and time overruns became commonplace, the finished system often exceeded budget, fell behind schedule and was incapable of adapting to change as the business developed. As computer hardware prices declined and less-costly minicomputers, personal computers and computer networks replaced mainframes in the workplace, it became desirable for computer applications to be written in a manner that allowed the application to be transported from one computer to another. The emergence of open system technology addressed this problem and evolved into the preferred platform for many software applications, including warehouse management systems, manufacturing supervisory control and many different data collection applications. Open systems are based on industry standards, permit the integration of multi-vendor hardware and software components and are designed to accommodate new components and technology as they become available. The Company believes that it was one of the first suppliers of an open system warehouse management system.

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


     The proliferation of open system technologies in the early 1990s and the availability of software development tool sets has led to the recent development of custom configurable off-the-shelf products. Recent improvements in software design, computer hardware, warehouse equipment and radio frequency technology have enabled warehouse management software developers, such as the Company, to design and install more affordable systems with increased functionality.

     According to an industry analyst, at December 31, 1996 there were more than 550,000 domestic warehouses and distribution centers, of which no more than 10% are employing some level of automation. The Company believes that the increasing need of manufacturers and distributors to satisfy customer demand for more effective and efficient order fulfillment will continue the trend of manufacturers and distributors to seek the benefits of a state-of-the-art warehouse management system.

Strategy

     The Company's objective is to continue to be a leading provider of warehouse management software solutions and services, and to expand its presence worldwide. To achieve these objectives, the Company has adopted the following strategies:

   o Strategic Alliances. The Company intends to supplement its marketing efforts by aligning itself with complementary solutions providers and technology partners. Strategic alliances also will assist the Company in keeping pace with technological developments of the major software and hardware vendors and, in certain instances, provide the Company with product development services. The Company has entered into a strategic alliance with QAD, Inc., a leading provider of global supply chain management and enterprise resource management solutions. This relationship includes co-marketing and technology-sharing arrangements and provides the Company access to a very large existing customer base. Through similar alliances, the Company expects to gain greater exposure and acceptance of its products and services. See "-- Sales and Marketing."

   o New Product Development. The Company intends to continue to produce a quality warehouse management system product that meets client expectations in terms of functionality, flexibility, procurement cost, implementation cost and ongoing maintenance cost. The Company believes that the RIMS product line meets these expectations and will continue to do so as the product evolves. The Company is committed to continuous product improvement through a software development program that is driven by industry focus groups and customer input. The Company intends to continue to utilize its industry, customer and supplier relationships to keep abreast of emerging standards, protocols and application programming interfaces as such trends are introduced and gain market acceptance. The Company believes that Internet-based applications will be the next significant technology change in the warehouse management system industry. Development is currently underway for RIMS.2001 enhancements that will utilize this technology. The Company believes that a portable, open, Java(CR)-based, multi-tiered, front-end application architecture will supplant the traditional proprietary client/server technology employed by its competitors. See "-- Products and Service," "-- Third Party Hardware Products," and "-- Product Development."

   o Establish Vertical Market Concentration. By tailoring RIMS.2001 to support the uniqueness of certain targeted markets, the Company believes it will have a competitive advantage in selling to prospective customers in the same industry in which similar functional and implementation issues arise. The Company believes that the expertise developed in each of these vertical markets also will further contribute to its standard RIMS.2001 product. In the development of RIMS.Food, the Company established a focus group consisting of current and potential clients in the food manufacturing and distribution industry. This focus group provided direction, guidance and partial funding for the development of RIMS.Food. The Company intends to replicate this process to establish itself in other vertical markets and has identified the following vertical markets as additional targets: automotive, consumer products, petro chemical products, public utilities and pharmaceutical products. See "-- Product Development."

   o International Expansion. The Company intends to establish itself in the international business market. In this regard, the Company has established formal relationships with distributors in Canada, the United Kingdom,

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

     Mexico, Brazil and Argentina that are established systems integrators with large customer bases in their respective regions. The Company intends to establish additional international relationships and to strategically locate sales and support offices worldwide to support its distributors as the number of foreign distributors expands. See "-- Sales and Marketing."

   o Training, Implementation and Support. A key to the success of a warehouse management system supplier is its ability to provide the necessary services and expertise required to effectively implement a complex warehouse management system. The Company believes that the efficiency of its implementation process will allow the Company to increase sales to prospective customers seeking standard, configurable software solutions and enable the Company to increase its market share with respect to its competitors. The Company intends to continue to develop and improve its services organization and its innovative conference room pilot program to ensure a continued simple and efficient implementation process for its customers. See "-- Service and Maintenance" and "-- Sales and Marketing."

Products

     The Company's principal product, RIMS.2001, is a full-featured, state-of-the-art warehouse management solution. The Company also markets RIMS.Food, which is a modified version of RIMS.2001 that was recently developed and is targeted at fresh and frozen food manufacturers and distributors. The RIMS.2001 product line is a highly scaleable, highly configurable and flexible product with baseline functionality and features sufficient for most warehouse installations. The strength of RIMS.2001 is its adaptability to varied environments without modification. RIMS.2001 is generally sold as an entire turnkey solution that provides the Company's customers with both the software and the hardware, if requested, necessary for a comprehensive warehouse management system.

     As a standard, "off-the-shelf," highly-configurable software system, RIMS.2001 is designed to be deployed in only four months and to achieve measurable cost savings for customers. The efficiency of implementing the Company's software solutions results from the open systems architecture of RIMS.2001, which runs on various operating platforms and uses either Oracle or Progress database management system software, and the Company's extensive experience in developing warehouse management systems. The Company believes that its customers recognize cost savings throughout the warehousing and distribution processes as a result of increases in worker productivity, efficiencies in space utilization, increases in inventory accuracy, increases in lot number controls, product expiration date controls and product serialization controls, and the elimination of costly shipping errors through the use of bar code technology.

RIMS.2001

     RIMS.2001 is a responsive software application designed to manage an entire warehouse operation. As a user configurable solution, RIMS.2001 incorporates numerous warehousing practices and strategies as standard capability. RIMS.2001 is an open systems solution that is not restricted to any particular equipment or computer system. As such, the application software has been installed on numerous hardware platforms and database management systems. RIMS.2001 can interface with an organization's current materials handling equipment and transactions-based systems and is easily integrated with customer or third party purchasing, electronic data exchange, bar coding, accounting, manufacturing resource planning ("MRP") and enterprise resource planning ("ERP") applications. RIMS.2001 also utilizes radio frequency communications and bar coding to provide real-time management, validation and tracking of all warehouse activities. RIMS.2001 directs personnel and equipment and manages the inventory, space, radio terminals, bar code scanners and printers in the warehouse in an efficient and cost effective manner.

     RIMS.2001 is a comprehensive application that manages the receiving, put away, outbound order processes, and general warehouse operations. With each warehouse process, RIMS.2001 provides a variety of tactical choices that can be user defined to a customer's specific requirements and needs and that are designed to maximize efficiency. Major system functions include:

   o Receiving. The receiving process provides control over the receipt of inventory through scanning the bar codes of incoming product to ensure accuracy of inventory in the warehouse. This process facilitates the receipt of purchase orders, transfer orders, advanced shipping notices and customer returns. The receiving process supports pre-storage activities, such as returned goods processing and quality assurance inspection.

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


   o Putaway Process. The putaway process ensures that all inventory is stored in the most efficient location available based on pre-configured management strategies. The Company or the customer will configure the system to implement the customer's unique business demands, assigning locations based on the customer's parameters with consideration given to product characteristics, product velocity, demand codes, delivery and shipping requirements, storage devices and cross-docking strategies.

   o Picking and Shipping. The RIMS.2001 outbound order process analyzes each order to determine the most efficient packing, loading and shipping procedures. The order processing function is configured to match each customer's management strategies. The outbound order process includes, among other features, order selection, allocation, picking, loading and shipping.

   o Management. The general warehouse operations process manages the availability of space and the movement of warehouse personnel, inventory and material handling equipment through information shared by management and warehouse employees. The real-time information and product flexibility allows a customer to test or implement different strategies to maximize productivity and efficiency. The system allows customers to combine multiple tasks into a single job assignment, such as grouping a put-away and picking assignment into one trip. RIMS.2001 facilitates cycle counting, automatic replenishment, product moves, inventory control and consolidation, labor tracking, system security, space utilization, vehicle management and rewarehousing.

RIMS.Food

     RIMS.Food is a specialized application of RIMS.2001 targeted at the food industry. This product includes all of the basic features and benefits of the base RIMS.2001 product, and is the first product created by the Company to focus on a particular vertical market. RIMS.Food is pre-configured to address the unique requirements of the food industry. Key features include: specialized processing, such as date triggers (sell by date, cure date, use by date, freeze date, etc.), enhanced lot tracking, and industry-specific bar coding.

Service and Maintenance

     In addition to licensing of RIMS.2001, the Company offers certain services and maintenance agreements to its customers. Services provided by the Company include project management, product customization, configuration support, training and implementation support.

     Maintenance is not provided as part of the Company's license agreement; however, the Company offers turnkey maintenance services for the RIMS.2001 software and certain hardware components of the system under a separate maintenance agreement. Maintenance agreements are typically initiated at the time of implementation, are renewable annually, and entitle the customer to telephone support, software upgrades, installation assistance and priority problem resolution. Maintenance fees are typically a percentage of the license fees (excluding hardware), with additional fees for extended hours. If elected by the customer, maintenance support is offered 24-hours per day, seven days per week. In the event a customer does not enter into a maintenance agreement with the Company, it would still be entitled to software fixes for reported problems during the first year of its systems installation, pursuant to the one-year warranty provided to the Company's customers by the Standard RIMS.2001 license fee; however, to date, all RIMS.2001 customers have entered into a maintenance agreement with the Company after system implementation.

     The Company has several groups responsible for offering services and maintenance to ensure customer satisfaction, including Software Engineering, Product Support, Training and Customer Support. The Company's Software Engineering Group offers a structured implementation program that typically lasts two to three months and begins with the development of joint business scenarios between the Company and the customer. This process consists of training, business scenario development, configuration of the software, the conference room pilot program, project management and implementation support services. The conference room pilot program enables the Company and the customer to model warehouse management operations and resolve operating issues prior to live implementation. The Company's Product Support Group is responsible for managing and installing operational systems, hardware, networks, communication links and relational database management systems. Further, the Company offers training to its customers for its RIMS products. Standard training for RIMS includes three courses over three to four weeks. The Configuration course explains basic RIMS terminology and methodology related to system configuration and setup. The Supervisors course provides warehouse management the

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

training necessary to effectively control and monitor the facility. The Operators course is a hands-on training course for warehouse workers concentrating in the execution of RIMS-related tasks. Customized courses are also made available on request. A Train-the-Trainer course provides information and materials to third-party trainers who will perform the future RIMS training. A RIMS Internals course is designed to provide technical personnel with knowledge of the software design and internal operations of the RIMS system. The Company offers extensive customer support to its maintenance customers, including a 24-hour help line.

     In those cases in which the standard RIMS.2001 product cannot meet the customers needs, the Company can enter into contracts to perform certain modifications to the baseline product.

Third Party Hardware Products

     The Company's RIMS.2001 products use an open architecture that enables customers to use various operating systems, operate on multiple hardware platforms and interoperate with many third party software applications and legacy systems. This open system capability enables customers to continue using their existing computer resources and to choose among a wide variety of existing and emerging computer hardware and peripheral technologies.

     In conjunction with virtually all sales of RIMS.2001, the Company resells a variety of hardware products developed by third parties, including computer hardware, radio frequency terminal networks, bar code printers and scanners, and other peripherals. In addition, the Company resells computer hardware and network devises in support of office client server systems. The Company resells all third-party products pursuant to agreements with the products' manufacturers or through distributor authorized reseller agreements pursuant to which the Company is entitled to purchase products at discount prices and to receive technical support in connection with product installations and subsequent product malfunctions. The RIMS.2001 hardware-related agreements generally permit the Company to resell the third-parties' products to any RIMS.2001 user in the United States. The Company anticipates that its foreign distributors or other third party vendors will sell any hardware or peripherals required in connection with the sale of RIMS.2001 outside of the United States. The Company anticipates that sales of third-party products will decrease in importance and as a percentage of revenues over time as sales of the Company's software licenses and services increase.

Other Sales and Services

     In addition to its RIMS.2001 systems, the Company designs, implements, installs and supports computer systems networks and office software on a limited basis. Customers range from Fortune 100 companies with sophisticated fault-tolerant, inter-networking, high connectivity needs, to medium- and small-size companies requiring implementation and support of a workgroup local area network. The Company provides entire turnkey software solutions, consulting, systems analysis and custom training on almost any application to be run on a network. The Company is fully equipped to support most "off-the-shelf" software applications written for Novell, NT or UNIX, and offers its customers a full range of support services, ranging from the resolution of a specific application problem to a full software support contract encompassing any or all of its customer applications. The Company is a single source provider due to its ability to (i) install hardware and application software for local area networks, (ii) configure, upgrade and maintain such systems, and (iii) provide training relating to such systems to its customers.

Customers

     The Company targets its marketing efforts primarily on manufacturers, distributors, retailers and wholesalers in the food processing, consumer products, petro chemical products, public utilities and pharmaceutical sectors, as well as other high-volume wholesalers. As of May 31, 1997, the Company had licensed RIMS.2001 to 22 customers operating a total of 29 warehouses.

     Customer orders for the Company's RIMS.2001 products over the last two fiscal years and the first nine months of fiscal 1997 have ranged from approximately $50,000 to over $2 million. Due to the size of most orders and the need for differing amounts of modification for each installation, the Company historically has obtained orders from a relatively small number of new customers each fiscal quarter. As a result, individual customers have often accounted for more than 10% of total revenues in a particular fiscal period. For the fiscal year ended May 31, 1995, the Company had two customers that accounted for approximately 34% and 13% of total revenues. For the fiscal year ended May 31, 1996, the Company had three customers that accounted for approximately 15%, 14% and 12% of total revenues. For the nine months ended February 28, 1997, the Company had two customers that accounted for approximately 21% and 16% of total revenues. Because of the nature of the Company's business operations, the Company anticipates that customers that account for more than 10% of total revenues for a fiscal period will vary from period to period depending on the status and timing of significant orders by a particular customer or customers in any given fiscal period. However, as sales of the standard RIMS.2001 product increase and the average dollar amount of system orders decreases, the Company expects that the number of customers accounting for more than 10% of total revenues for a fiscal period will decline.


Sales and Marketing

     The Company currently markets its products and services primarily through a direct sales force in North America and directly and indirectly in other parts of the world. The Company conducts comprehensive marketing programs that include telemarketing, public relations, direct mail, advertising, seminars, trade shows and ongoing customer communications programs. Sales and marketing personnel are located at the Company's headquarters in Massapequa, New York and in field offices located in Atlanta, Georgia, Ann Arbor, Michigan, Pittsburgh, Pennsylvania and Cranston, Rhode Island. The Company expects to use a portion of the proceeds of this offering to upgrade and expand its existing field offices and to open two additional North American sales and support offices in fiscal 1998, which offices will likely be located in Chicago and Los Angeles. The Company also expects to use a portion of the proceeds of this offering to open in fiscal 1998 its first two international sales and support offices, which offices will likely be located in Europe and Australia.

     The Company obtains sales leads through advertising, seminars, trade shows and relationships with industry consultants. A typical sales cycle begins with the generation of a sales lead or the receipt of a request for proposal ("RFP") from a prospective customer or his representative. After qualification of the sales lead and analysis of the prospective customer's requirements, a formal proposal in response to the RFP is prepared. The proposal generally describes how RIMS.2001 is expected to meet the RFP requirements and associated costs. Product demonstrations are often conducted at the prospective customer's facilities using realistic data and scenarios. Site visits to other RIMS.2001 installations are also encouraged by the Company's sales staff. While the sales cycle varies substantially from customer to customer, it typically ranges from three to six months for a standard system and from six to 12 months for a system requiring substantial modification The Company expects that the sales cycle for the standard RIMS.2001 system will be reduced to 60 to 90 days as the system becomes more widely known through increased advertising.

     The Company often employs an innovative conference room pilot approach for potential new customers. The potential customer is offered a fully-functioning RIMS.2001 system for configuration, evaluation and analysis. The client executes the RIMS.2001 application by working hands-on with a test machine in a controlled environment at its own headquarters. The conference room pilot offers a unique opportunity to confront issues that a customer might otherwise face in the actual operation of its warehouse, and to work with the Company to solve potential problems prior to full-scale system implementation. The Company believes this program is instrumental in establishing client confidence and promoting additional awareness of the broad functionality of the RIMS system. The conference room pilot also enables potential customers to define additional requirements for modification and provides mutual assurance to the Company and the customer that any defined modifications are, in fact, needed. A client fee and the costs of the necessary training services are charged to the potential customer in connection with this program. At the conclusion of the pilot period, the customer has the option to request a full refund of any license fees paid. To date, no customer has requested a refund.

     In addition, the Company has developed a standardized, comprehensive and detailed implementation plan to guide new customers smoothly from contract signing to system startup. Experienced project managers utilize this plan to ensure that projects are completed effectively and within budget. Depending on the experience level of the customer and the ease of host integration, a first time customer will be placed on a plan that ranges from 16 to 24 weeks past contract signing. Subsequent sites can typically be implemented four to eight weeks apart.

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     The Company intends to supplement its marketing efforts by aligning itself with complimentary solutions providers and technology partners. Strategic alliances also assist the Company in keeping pace with technological developments of the major software and hardware vendors and, in certain instances, provide the Company with product development services. The Company has entered into a strategic alliance with QAD, Inc., the developer of the MFG/PRO ERP system. This relationship includes co-marketing and technology-sharing arrangements, and will provide the Company access to a very large existing customer base. Purchasers of the MFG/PRO ERP system may be linked to RIMS.2001 through an application program interface module that contains software of the Company as an integral component. The integration of the Company's software into the application program interface assures purchasers of the MFG/PRO ERP system that any future upgrades to the system will also upgrade the warehouse management system of such customer if such customer has RIMS.2001 in place. A purchaser of an MFG/PRO ERP system that is not linked to RIMS.2001 will not receive the benefit of this upgrade capability. Currently, RIMS.2001 is the only available warehousing solution that conforms with the MFG/PRO ERP system application program interface and provides upgrade capability. This upgrade capability provides customers with a significant cost savings by eliminating the customer's need to adjust interfaces to maintain the integrity between MFG/PRO ERP system and RIMS.2001.

     The Company intends to establish itself in the international business market and currently markets RIMS.2001 through resellers located in Canada, South America, Mexico and the United Kingdom. These resellers are established systems integrators with large customer bases in their respective regions. The Company's agreements with such resellers are not exclusive, except for the Company's agreement with its United Kingdom reseller, which is exclusive in the United Kingdom and Ireland and non-exclusive in Scandinavia and Germany. The Company intends to establish additional non-exclusive international resellers in Europe, Africa, the Middle East, Asia and Australia. As the number of foreign resellers expands, the Company intends to strategically locate sales and support offices throughout the world to support these distributors.

     In the first nine months of fiscal 1997, approximately 1.9% of the Company's revenues were generated outside the United States. The Company expects that international sales will significantly increase as it adds additional international resellers and opens Company-owned international sales and support offices. There are a number of risks inherent in the Company's current and proposed international business activities. There can be no assurance that such factors will not have an adverse effect on the revenues from the Company's future international sales and, consequently, on the Company's results of operations.

Product Development

     The Company seeks to offer an extensive, integrated product line that provides complete warehouse management functionality to warehouses worldwide. To effect this strategy, the Company intends to continue to introduce new modules, upgraded functionality and enhancements to existing products.

     The Company, through its development and support personnel, works closely with its customers and prospective customers to determine their requirements and to design enhancements and new products to meet customer needs. Using the focus group approach and input from the user community, the Company's steering committee will select suitable enhancements for inclusion in future releases of RIMS.2001. Software development is funded by Company funds and, to a lesser extent, customer funds. Product improvements are often initiated by customer funding of modifications that can be incorporated into the standard package. Customers benefit by funding enhancements that improve the baseline product through lower maintenance costs and future ability to upgrade. All Company product development is performed by its employees. The Company's capitalized software development costs were $844,244, $464,477, $815,908 and $1,045,342 in fiscal 1994, 1995 and 1996 and the first nine months of fiscal 1997, respectively.

     The original version of RIMS.2001 was introduced in June 1994 (Version 3.0). The Company plans to undertake continuous product improvement to ensure competitiveness. New modules and features are being added and the Company's goal is to release two new versions per year. In May, 1997, the Company released Version 3.4, and Version 3.5 is scheduled for release in the third calendar quarter of 1997.

     Warehouses for different vertical markets often require different features and functionality. In addition to modifying standard RIMS.2001 product, the Company is in the initial stages of developing pre-configured ver-sions of RIMS.2001 that the Company anticipates will address the needs of specific vertical markets. The Company believes that the expertise developed in each of these vertical markets also will further contribute to its standard RIMS.2001 product. The RIMS.Food product, which was introduced in May 1997, was the first of these versions. In the development of RIMS.Food, the Company established a focus group consisting of current and potential clients in the food manufacturing and distribution industry. The focus group provided direction, guidance and partial funding for the development of RIMS.Food. The Company intends to replicate this process to establish itself in other vertical markets and, upon development of each industry-specific version of RIMS.2001, to hire a dedicated sales force to market such product within the applicable vertical market. The Company has initially targeted the automotive, consumer products, petro chemical products, public utilities and pharmaceutical products industries as additional markets for an industry-specific RIMS.2001 product, and intends to introduce its next industry-specific product in the fourth quarter of fiscal 1998.

     The Company is continuing its software development efforts by designing enhancements to RIMS.2001 using Internet and intranet-based technology, including enhancements based on a combination of the Java language and HTML (hypertext markup language). By incorporating this technology into RIMS.2001, authorized users on the World Wide Web will be able to access information in any RIMS.2001 World Wide Web-enabled server, utilizing standard World Wide Web browsers. For example, a RIMS.2001 customer will be able to permit its authorized users to access its RIMS.2001 data repository via the World Wide Web, which will reduce the burden on its customer service department because the status of orders and the location of inventory for an order may be monitored directly by the authorized user (i.e., a retail customer or plant manager). The Company's development of an Intranet-based application (Java and HTML) will permit warehouse management and related activity (e.g. customer service) to be performed entirely through World Wide Web browsers within the confines of the client organization. This architecture will permit access to data from authorized users via a familiar browser interface. Scalability and ease of maintenance are additional benefits of this architecture.

     There can be no assurance that the development of these product enhancements will be completed successfully or that they will include the features required to achieve market acceptance. The introduction of each new release of RIMS.2001 has resulted in enhancements of earlier releases as the new releases offer improved features and functionality over prior versions. Since the Company continues to offer earlier releases of RIMS.2001, to service, support and provide maintenance on such earlier releases and to make new releases of RIMS.2001 available to customers, the obsolescence of earlier releases has not had and is not expected to have a material impact on the Company's results of operations or financial condition. Delays or difficulties associated with introductions of new features, modules and products could have a material adverse effect on the Company's business, results of operations or financial condition.

Competition

     The market for warehouse management and distribution software and related services is intensely competitive and is characterized by rapid changes in technology and user needs and the frequent introduction of new products and product enhancements. The Company's competitors and potential market entrants range from small, privately-held firms to large national and international organizations with more extensive technical staffs and technological resources, larger marketing and sales organizations, and greater financial resources than the Company. The Company also competes with software applications developed by the internal management information system departments of its potential customers. The Company, however, believes that potential customers increasingly will purchase software applications from outside vendors, including the Company, due to high development costs, poor support, the lack of comparable functionality and inconsistent or delayed development schedules.

     The Company believes that historically the market for warehouse management and distribution software could be characterized by the size of the customer or the complexity of the customer's warehouse handling environment. Competitors in the high end of the market offered turnkey systems that typically integrated all aspects of hardware, software and services related to the warehouse management system, including real-time labor management functionality, labor planning, tracking and management functionality, integrated host system communications, modular software development, material handling device control, automated storage equipment control, inbound/outbound traffic management, and full receiving, putaway/storage, order processing, picking, shipping, inventory control and management reporting functionality. Middle market competitors differ from high end competitors primarily by offering systems with limited hardware flexibility, little or no management, labor and storage reporting, little or no radio frequency functionality and reduced hardware and software costs. Middle market systems generally provide excellent tracking and control, but do not actively help to manage the warehouse operation. At the lower end of the market, competitors tend to specialize in a specific aspect of warehouse functionality, such as receipts tracking, warehouse data collection tasks or carousel control, and have smaller technical and development staffs.

     The Company believes that, unlike most of its competitors, it can compete effectively in both the high end and middle segments of the market due to the scaleability, flexibility, configurability, functionality and price of RIMS.2001. The Company has a large number of competitors in these markets and believes that its primary competitors in these markets are McHugh Freeman and Associates, Manhattan Associates and Catalyst International, Inc., each of which provides complete warehouse management and distribution software. In addition, certain well-known computer manufacturers and software developers, such as SAP AG, J.D. Edwards & Co., BAAN Company N.V. and PeopleSoft Inc., offer integrated manufacturing or accounting software packages that include a warehouse management component. Many of the Company's competitors have greater name recognition, more extensive engineering, management and marketing capabilities and significantly greater financial, technological and personnel resources that the Company.

     Over the last few years, as software developers began to develop software for more than one customer in the same industry, the market for warehouse management systems has increasingly been characterized by the industry in which the customer competes. By tailoring RIMS.2001 to support the unique features of certain targeted markets, the Company believes it will have a competitive advantage in selling prospective customers in the same industry where similar functionality and implementation issues arise. The Company has identified the foods, automotive, consumer products, petro chemical products, public utilities and pharmaceutical products markets as its target markets, and has developed RIMS.Food as a specialized application of RIMS.2001 targeted at the food industry.

     The Company believes that the competitive factors affecting its markets include features such as openness, scalability, ability to integrate with third party products, functionality, adaptability, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts and company reputation. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical and other resources than the Company.

Proprietary Rights, Licenses and Pricing

     The Company relies on a combination of contract, copyright, trademark, trade secret laws, and other measures to protect its proprietary information. The Company does not have any software patents or patent applications. Trade secret and copyright laws afford only limited protection. The Company believes that, because of the rapid pace of technological change in the computer software industry, trade secret and copyright protection are less significant in affecting the Company's business, results of operations or financial condition than factors such as the knowledge, ability and experience of the Company's employees, frequent product enhancements and timeliness and quality of support services.

     The Company generally sells its products to its customers under a non-transferable perpetual license. The Company generally licenses its products solely for the customers' internal operations and only at designated sites. The Company also makes available multi-site licenses and enterprise licenses. Domestic multi-site licenses are discounted from the first license fee for the second site and beyond. Enterprise licenses are structured as a one time fee with unlimited usage, plus a nominal fee as additional sites are installed with the software. Licensing of RIMS.2001 is concurrent user based. Discounts are generally applied for multi-site licenses. International license fees tend to be slightly higher and are structured by region.

     The Company does not provide source code to the customer under its licenses. The Company believes that providing source code increases the likelihood of misappropriation or other misuse of the Company's intellec-tual property. The Company has, however, entered into source code escrow agreements with certain customers whereby source code is made available to a customer. This is a common practice in the software industry. Under the terms of the Company's license agreements, the Company generally owns all modifications to its software that are implemented for a customer.

     The Company is not aware of any case in which its products, trademarks or other proprietary rights infringe the property rights of third parties, but has not performed any independent investigations to determine whether such infringement exists. Accordingly, there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products or that any such assertion may not require the Company to enter into royalty arrangements or result in litigation. As the number of software products in the industry increases and the functionality of these products further overlap, the Company believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend.

Employees

     As of June 15, 1997, the Company had 49 employees. The Company had five employees primarily in management and administration, 18 in product development, eight in software services, eight in customer support, and ten in sales and marketing. The Company's employees are not represented by any collective bargaining organization and the Company has never experienced a work stoppage. The Company considers its relations with its employees to be satisfactory.

Facilities

     The Company's headquarters are located in Massapequa, New York in approximately 10,000 square feet of office space that is leased from Robocom Properties, Inc., a corporation of which the shareholders are currently officers or directors of the Company. The annual rental on the corporate headquarters is $168,000 (excluding operating expenses, insurance, property taxes and assessments), subject to increases based upon fluctuations in the prime rate, as published in the Wall Street Journal. The lease expires on December 31, 2010. See "Certain Transactions."

     The Company also leases approximately 2,000 square feet in Teaneck, New Jersey. The lease expires on January 1, 2002 and may be extended by the Company for an additional five-year period. The lease has an annual rental rate of $33,297 (excluding operating expenses, insurance, property taxes and assessments).

     The Company believes that its existing facilities are sufficient for its operations, although it intends to open additional sales and support offices in the future with a portion of the proceeds of this offering.
                                       36

                                  MANAGEMENT

Directors and Executive Officers

     The executive officers and directors of the Company are as follows:

Name                         Age     Position
--------------------------   -----   -------------------------------------------------------------------------
Irwin Balaban ............   65      Chairman of the Board, President and Chief Executive Officer
Lawrence B. Klein   ......   63      Executive Vice President - Marketing and Sales, Secretary and a Director
Steven Kuhl   ............   38      Vice President - Product Development
Robert O'Connor  .........   38      Vice President - Systems Development
Elizabeth A. Burke  ......   37      Vice President - Finance, Chief Financial Officer and Treasurer
Herbert Goldman  .........   66      Director
Barry J. Gordon  .........   51      Director

     Irwin Balaban, a co-founder of the Company, has been Chairman of the Board, President and Chief Executive Officer of the Company since 1983. Prior to founding the Company, Mr. Balaban was the Manager of Logistics for the Systems Management Division of Sperry Corporation.

     Lawrence B. Klein, a co-founder of the Company, has been Executive Vice President - Marketing and Sales and a director of the Company since October 1991. Prior thereto, Mr. Klein served as Vice President - Automated Factory Systems and Sales of the Company from July 1987 to October 1991. Prior to founding the Company, Mr. Klein was an Engineering Section Manager of Computer Applications Equipment and Facilities at Sperry Corporation.

     Steven Kuhl has been Vice President - Product Development of the Company since October 1991. Prior thereto, Mr. Kuhl served as a Programming Manager of the Company from 1983 to October 1991. Prior to joining the Company, Mr. Kuhl was employed in various positions by Sperry Corporation, including systems analyst, programming and programming group leader.

     Robert O'Connor has been Vice President - Systems Development of the Company since October 1991. Prior thereto, Mr. O'Connor served as a Programming Manager of the Company from 1983 to October 1991. Prior to joining the Company, Mr. O'Connor was employed as a programming group leader by Sperry Corporation.

     Elizabeth A. Burke has been Vice President - Finance, Chief Financial Officer and Treasurer of the Company since April 1997. From July 1994 to January 1996, Ms. Burke was Vice President of Finance/Controller of Marvel Comics Group, a division of Marvel Entertainment Group, Inc. ("Marvel"). From November 1991 to July 1994, Ms. Burke was Corporate Controller of Marvel. From 1981 to November 1991, Ms. Burke was employed at Arthur Andersen LLP.

     Herbert Goldman, a co-founder of the Company, has been a director of the Company since 1983 and a consultant to the Company since his retirement in July 1996. Prior to his retirement, Mr. Goldman had been Executive Vice President - Operations of the Company since October 1991.

     Barry J. Gordon has been a director of the Company since May 1997. Since 1980, Mr. Gordon has been President and a director of American Fund Advisors, Inc., a money management firm, and has served as Chairman of the Board of that company since 1987. In addition, Mr. Gordon is a director of Hain Pure Food Corp., a publicly traded specialty foods product company, a director of Skylands Park Management, Inc., a publicly traded owner of a minor league baseball stadium, a director of Winfield Capital Corp., a publicly traded SBIC, and President of the John Hancock Global Technology Fund, a mutual fund specializing in telecommunications and technology securities. Mr. Gordon is also the Chairman and Chief Executive Officer of the general partner of a limited partnership that owns the New Jersey Cardinals, a Class "A" minor league affiliate of the St. Louis Cardinals. Mr. Gordon is also Chairman and Chief Executive Officer of the general partner of the limited partnership that owns the Norwich Navigators, a Class "AA" minor league affiliate of the New York Yankees.

     All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Executive officers are elected by, and serve at the discretion of, the Board of Directors.

     The Company has agreed, for a period of two years following the date of this Prospectus, if so requested by BlueStone, to nominate and use its best efforts to elect a designee of BlueStone as a director of the Company or, at BlueStone's option, as a non-voting advisor to the Company's Board of Directors. The Company's officers, directors and shareholders have agreed to vote their shares of Common Stock in favor of such designee. BlueStone has not yet exercised its right to designate such a person.

     The Company has applied for and intends to obtain key man life insurance on the life of each of Messrs. Balaban and Klein in the amount of $1,500,000.

Key Employees

     Judy Frenkel has been Manager of Systems Analysis of the Company since September 1992. Prior thereto, Ms. Frenkel was a Senior Systems Analyst at the Company from October 1988 to September 1992 and a Systems Analyst at the Company from April 1986 to October 1988.

     Chung-Hsin Lee has been the Manager of Software Development of the Company since November 1994. Prior thereto, Mr. Lee served as the technical leader in the development of radio frequency (RF) subsystems for the Company's products from September 1985 to November 1994.

     Richard L. Wilkins has been Director of Sales of the Company since January 1994. From 1990 to January 1994, Mr. Wilkins was Director of New Product Development and Marketing of Fairbanks Scales, Inc., a manufacturer of commercial scales and weighing systems.

     Martin Liebross has been Director of Network Systems Group of the Company since September 1993. From August 1989 to September 1993, Mr. Liebross was President of Soma Lan Technologies, Inc., a computer network integrator.

Committees of the Board of Directors

     Upon the consummation of this offering, the Board of Directors intends to establish an Audit Committee and a Compensation Committee. The Audit Committee will recommend to the Board of Directors the engagement of independent certified public accountants and review the audit engagement, including the scope and results of the Company's accounting and control procedures and the accuracy of its system of internal accounting and control procedures. The Compensation Committee will review and make recommendations to the Company's Board of Directors relating to the compensation of executives of the Company and administer the Company's stock option and incentive plans. A majority of the members of the Audit Committee and all of the members of the Compensation Committee will be non-employee directors.

Directors' Compensation

     Each non-employee director receives $500 for each Board meeting attended and is reimbursed for all out-of-pocket expenses incurred in connection with attendance at meetings of the Board or any committee thereof. In connection with the adoption of the Option Plan in May 1997, the Board of Directors authorized the grant on the date of this Prospectus to each non-employee director of five-year options to purchase 5,000 shares of Common Stock at the initial public offering price per share.

Executive Compensation

     The following table sets forth the cash compensation paid by the Company for services rendered during the fiscal year ended May 31, 1997 to each executive officer who received total compensation in excess of $100,000 (the "Named Executive Officers"):

                          Summary Compensation Table

                                                                           Long-Term
                                     Annual                                Compensation
                                  Compensation                                Awards
                             -----------------------       Other           -------------
       Name and                                            Annual             LTIP           All Other
  Principal Position           Salary        Bonus     Compensation(1)     Payouts($)      Compensation(2)
--------------------------   -------------   -------   -----------------   -------------   ----------------
Irwin Balaban ............   $146,250(3)      --          $13,188              --             $2,925
 President and Chief
 Executive Officer
Lawrence B. Klein   ......   $127,257(4)      --          $12,216              --             $2,545
 Executive Vice President
 -- Marketing and Sales

------------
(1) Represents amounts paid for automobile expenses and certain nonaccountable expenses.

(2) Represents matching contributions made by the Company pursuant to the Company's 401(k) Plan.

(3) Reflects a continuing voluntary reduction in salary from fiscal 1995 of $48,750.

(4) Reflects a continuing voluntary reduction in salary from fiscal 1995 of $42,419.

     The Company did not grant any stock options to the Named Executive Officers during the fiscal year ended May 31, 1997.

Compensation Committee Interlocks and Insider Participation

     The Company did not have a compensation committee during the fiscal year ended May 31, 1997. Messrs. Balaban, Klein and Goldman each participated in deliberations concerning executive officer compensation. Upon the consummation of this offering, the Board of Directors intends to establish a Compensation Committee. All of the members of the Compensation Committee will be non-employee directors. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors.

Employment and Consulting Agreements

     The Company has entered into employment agreements with Messrs. Balaban, Klein, Kuhl and O'Connor. Each employment agreement is effective as of May 15, 1997, and has a three-year term. Under each employment agreement, the employee receives an annual base salary and is entitled to participate in all benefit programs generally available to executive officers of the Company.

     Pursuant to their respective employment agreements, Mr. Balaban serves as President and Chief Executive Officer of the Company and receives an annual base salary of $230,000; Mr. Klein serves as Vice President - Marketing and Sales of the Company and receives an annual base salary of $195,000; Mr. Kuhl serves as Vice President - Product Development of the Company and receives an annual base salary of $120,000; and Mr. O'Connor serves as Vice President - Systems Development of the Company and receives an annual base salary of $120,000. On November 30 of each year, commencing November 30, 1998, each employee's base salary will automatically increase by 10%.

     Under the employment agreements, each employee was granted, as of the date of this Prospectus, incentive stock options under the Option Plan to purchase shares of Common Stock. Messrs. Balaban and Klein received options to purchase 50,000 and 45,000 shares, respectively, at 110% of the initial public offering price per share and each of Messrs.

Kuhl and O'Connor received options to purchase 30,000 shares at the initial public offering price per share. The options granted to Messrs. Balaban and Klein fully vest after one year and the options granted to Messrs. Kuhl and O'Connor vest equally over three years. All options expire on the fifth anniversary of the date of grant.

     In their employment agreements, each of Messrs. Balaban, Klein, Kuhl and O'Connor has agreed that during the term of his employment agreement and for a period of one year thereafter (in the event of termination of employment for other than "cause" or "good reason" ) or two years thereafter (in the event of termination of employment for "cause"), he will not, without the prior written consent of the Company, compete with the Company by engaging in any capacity in any business which is competitive with the business of the Company.

     On May 15, 1997, Herbert Goldman, a director of the Company, entered into a three-year consulting agreement with the Company to provide consulting services with respect to new product development and related technical matters. Pursuant to this agreement, Mr. Goldman will be paid an annual retainer of $12,000 plus a per diem of $1,000 for each day Mr. Goldman performs consulting services at the Company's request. In addition, on the date of this Prospectus, Mr. Goldman will be granted five-year stock options to purchase up to 15,000 shares of Common Stock at a purchase price equal to 110% of the initial public offering price per share. During the period from July 1, 1996 to May 15, 1997, Mr. Goldman received compensation aggregating approximately $7,415 for providing his consulting services under an informal consulting arrangement with the Company. See "Certain Transactions."

Option Plan

     Effective May 15, 1997, the Company adopted the 1997 Stock Option and Long-Term Incentive Compensation Plan (the "Option Plan") for the purpose of attracting, retaining and maximizing the performance of executive officers and key employees and consultants. The Company has reserved 325,000 shares of Common Stock for issuance under the Option Plan. The Option Plan has a term of ten years. The Option Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-statutory stock options, stock appreciation rights and restricted stock awards. It is contemplated that the Option Plan will eventually be administered by a Compensation Committee of the Board of Directors (the "Compensation Committee"), which Committee has not yet been created. The exercise price for non-statutory stock options may be equal to or less than 100 percent of the fair market value of shares of Common Stock on the date of grant. The exercise price for incentive stock options may not be less than 100 percent of the fair market value of shares of Common Stock on the date of grant (110 percent of fair market value in the case of incentive stock options granted to employees who hold more than ten percent of the voting power of the Company's issued and outstanding shares of Common Stock).

     Options granted under the Option Plan may not have a term of more than a ten-year period (five years in the case of incentive stock options granted to employees who hold more than ten percent of the voting power of the Company's Common Stock) and generally vest over a three-year period. Options generally terminate three months after the optionee's termination of employment by the Company for any reason other than death, disability or retirement, and are not transferable by the optionee other than by will or the laws of descent and distribution.

     The Option Plan also provides for grants of stock appreciation rights ("SARs"), which entitle a participant to receive a cash payment, equal to the difference between the fair market value of a share of Common Stock on the exercise date and the exercise price of SAR. The exercise price of any SAR granted under the Option Plan will be determined by the Board of Directors in its discretion at the time of the grant. SARs granted under the Option Plan may not be exercisable for more than a ten year period. SARs generally terminate one month after the grantee's termination of employment by the Company for any reason other than death, disability or retirement. Although the Board of Directors has authority to grant SARs, it does not have any present plans to do so.

     Restricted stock awards, which are grants of shares of Common Stock that are subject to a restricted period during which such shares may not be sold, assigned, transferred, made subject to a gift, or otherwise disposed of, or mortgaged, pledged or otherwise encumbered, may also be made under the Option Plan. At this time, the Board of Directors has not granted, and does not have any plans to grant, restricted shares of Common Stock.

     As of the date of this Prospectus, options to purchase 210,000 shares of Common Stock have been granted under the Option Plan, including five-year options to purchase 50,000, 45,000 and 15,000 shares at an exercise price equal to 110% of initial public offering price per share, subject to adjustment, granted to Messrs. Balaban, Klein and Goldman, respectively, and five-year options to purchase 30,000, 30,000, 30,000, 5,000, and 5,000 shares at an exercise price equal to the initial public offering price per share, subject to adjustments, granted to Ms. Burke and Messrs. Kuhl, O'Connor, Goldman and Gordon, respectively.

401(k) Plan

     The Company maintains the Robocom Systems Inc. 401(k) Savings Plan (the "401(k) Plan"). The 401(k) Plan is a tax-qualified plan covering Company employees who, as of the enrollment eligibility dates under the

401(k) Plan, have attained age 21 and completed at least six months of service with the Company. Participants may make elective deferrals that are fully vested at all times. The Company makes a matching contribution in an amount equal to 50% of each participant's elective deferrals and may also make additional discretionary contributions. Employer contributions are 20% vested after two years of service, 40% vested after three years of service, 60% vested after four years of service, 80% vested after five years of service and 100% vested after six years of service. Matching contributions to the 401(k) Plan have been made by the Company on behalf of the executive officers in 1996 as indicated above in the Summary Compensation Table. Benefits will normally be distributed to an employee upon (i) the employee's retirement, (ii) the employee's death or disability, (iii) the termination of the employee's employment with the Company, (iv) the termination of the 401(k) Plan or (v) a requested in service withdrawal or withdrawal due to financial hardship.

Pension Plan

     The Company maintains the Robocom System Inc. Pension Plan and Trust (the "Pension Plan"). The Pension Plan covers all employees of the Company (other than sales personnel) who have attained age 21 and completed at least one year of service with the Company as of the enrollment eligibility dates under the Pension Plan. The Company makes an annual contribution to the Pension Plan on behalf of employees based upon the age of the employee at such time. The Pension Plan targets a retirement benefit of approximately 25% of an employee's income at age 65. The Pension Plan is fully funded by the Company. Benefits are 20% vested after two years of service, 40% vested after three years of service, 60% vested after four years of service, 80% vested after five years of service and 100% vested after six years of service. Vested benefits will normally be distributed to an employee upon (i) the employee's retirement, (ii) the employee's death or disability or (iii) the employee's termination of employment.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth as of the date of this Prospectus, and as adjusted to reflect the sale of the 1,500,000 shares offering hereby, certain information known to the Company concerning the beneficial ownership of the Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director of the Company,
(iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group:

Name and Address of                                               Number of Shares             Percentage of Outstanding
Beneficial Owner (1)                                            Beneficially Owned(2)        Shares Beneficially Owned(2)
-------------------------------------------------------------   -----------------------   -----------------------------------
                                                                                          Before Offering     After Offering
                                                                                          -----------------   ---------------
Irwin Balaban   .............................................              564,000             28.7%              16.3%
Herbert Goldman(3) ..........................................              564,000             28.7               16.3
Lawrence B. Klein  ..........................................              564,000             28.7               16.3
Barry J. Gordon .............................................                   --              --                 --
All executive officers and directors as a group (7 persons).             1,936,400             98.4               55.8

------------
(1) Unless otherwise indicated, the address of each beneficial owner is c/o Robocom Systems Inc., 511 Ocean Avenue, Massapequa, New York 11758.

(2) Except as indicated in the footnotes to this table, the Company believes that all persons named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them. In accordance with the rules of the Commission, a person or entity is deemed to be the beneficial owner of Common Stock that can be acquired by such person or entity within 60 days upon the exercise of options or warrants or other rights to acquire Common Stock. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days have been exercised. The inclusion herein of such shares listed as beneficially owned does not constitute an admission of beneficial ownership. Percentages herein assume a base of 1,967,984 shares of Common Stock outstanding as of the date of this Prospectus and a base of 3,467,984 shares of Common Stock outstanding immediately after the consummation of this offering.

(3) Consists of 564,000 shares held by the Herbert & Naomi J. Goldman Living Trust, Herbert and Naomi J. Goldman, trustees.

                             CERTAIN TRANSACTIONS

     The Company leases approximately 10,000 square feet of office space, which functions as its corporate headquarters, in Massapequa, New York, pursuant to a lease between the Company and Robocom Properties Inc. ("Robocom Properties") that expires on December 31, 2010. The shareholders of Robocom Properties are Messrs. Balaban, Goldman, Klein, Kuhl and O'Connor. The total rental expense paid by the Company to Robocom Properties in each of the fiscal years ended May 31, 1994, 1995 and 1996 was $168,000, which amounts were paid in equal monthly installments of $14,000. Since June 1, 1996, the Company has continued to pay, and through December 1997 will pay, rent in monthly installments of $14,000 to Robocom Properties. Commencing January 1, 1998, the annual base rental of $168,000 payable under the lease will be adjusted each year by the ratio of the prime rate as published in the Wall Street Journal on January 2 of such year to the prime rate as published in the Wall Street Journal on January 2, 1997, which was 8.25%. However, the parties have agreed that rent will not be less than $14,000 per month. The Company believes that these rental terms are at least as favorable to the Company as could be obtained from an unaffiliated third party.

     Herbert Goldman, a director of the Company, has been acting as a consultant to the Company since his retirement as Executive Vice President - Operations of the Company effective July 1, 1996. During the period from July 1, 1996 to May 15, 1997, Mr. Goldman received compensation aggregating approximately $7,415 for his consulting services. On May 15, 1997, the Company and Mr. Goldman entered into a three-year agreement pursuant to which Mr. Goldman will continue to provide consulting services to the Company on an as-needed basis. See "Management -- Employment and Consulting Agreements."

     The Company made distributions to its shareholders of $850,000 in fiscal 1993, did not make any such distributions in fiscal 1994, 1995 or 1996 and made distributions to its shareholders aggregating $900,000 in the fourth quarter of fiscal 1997. In addition, the Company will pay the Final S Corporation Distribution of $1,600,000 using a portion of the net proceeds to be received by the Company in this offering. In June 1997, the Company entered into an indemnity agreement with its current shareholders pursuant to which the Company will indemnify its current shareholders against additional income taxes resulting from adjustments made (as a result of a final determination made by a competent tax authority) to the taxable income reported by the Company as an S Corporation for periods prior to this offering, but only to the extent those adjustments result in a decrease in income taxes otherwise payable by the Company.

     Between November 1993 and January 1997, Irwin Balaban, Lawrence B. Klein and Herbert Goldman made demand loans to the Company from time to time in the aggregate amounts of $265,000, $115,000 and $265,000, respectively. Interest rates on the loans ranged from 6% per annum to 8% per annum. All of such loans were paid in full in January 1997.

     Each of Messrs. Balaban, Klein and Goldman has personally guaranteed the Company's Line of Credit.

     Future transactions, if any, between the Company and any of its officers, directors and/or 5% shareholders will be on terms no less favorable to the Company than would be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors of the Company.

                           DESCRIPTION OF SECURITIES

     The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of the Company's Amended and Restated Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

General

     The Company is authorized to issue 10,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of the date of this Prospectus, 1,967,984 shares of Common Stock are issued and outstanding and held of record by eight shareholders (of which an aggregate of 87,984 shares held by three shareholders are subject to forfeiture upon termination of their employment and/or consulting services prior to specified dates), and no shares of Preferred Stock are issued and outstanding. Upon the consummation of this offering, there will be 3,467,984 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

Common Stock

     The holders of Common Stock have the right to one vote per share on all matters submitted to a vote of holders of Common Stock. The holders of Common Stock do not have preemptive or cumulative voting rights and are entitled to dividends when, as and if declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, after payment has been made to the holders of Preferred Stock, if any, for the full amount to which they are entitled, each holder of Common Stock will be entitled to share ratably in the assets of the Company legally available for distribution to the holders of Common Stock. The outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

Preferred Stock

     The Board of Directors of the Company, without further shareholder action, may issue shares of Preferred Stock in any number of series and may establish as to each series the designation and number of shares to be issued and the relative rights and preferences of the shares of each series, including provisions regarding voting powers, redemption, dividend rights, rights upon liquidation and conversion rights, any or all of which may be greater than the rights of the Common Stock. The issuance of shares of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock by, among other matters, delaying or preventing a change in control of the Company or making removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock.

Limitations on Directors' and Officers' Liability

     The Company's Amended and Restated Certificate of Incorporation limits the liability to the Company of individual directors for certain breaches of their fiduciary duty to the Company. The effect of this provision is to eliminate the liability of directors for monetary damages arising out of their failure, through negligent or grossly negligent conduct, to satisfy their duty of care, which requires them to exercise informed business judgment. The liability of directors under the federal securities laws is not affected. A director may be liable for monetary damages only if a claimant can show a breach of the individual director's duty of loyalty to the Company, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit or an illegal dividend or stock purchase.

     The Company's Amended and Restated Certificate of Incorporation also provides that each director or officer of the Company serving as a director or officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the New York Business Corporation Law (the "NYBCL"), against all expense, liability and loss (including attorney fees, judgments, fines, Employee Retirement Income Security Act, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

New York Anti-Takeover Law and Certain Charter and By-law Provisions

     Subsequent to this offering, the Company, as a New York corporation, will be subject to the provisions of Section 912 of the NYBCL if and for so long as it has a class of securities registered under Section 12 of the Exchange Act, at least 25% of its total employees are employed primarily within New York or at least 250 employees are so employed and at least 10% of the Company's voting stock is owned beneficially by residents of the State of New York. The Company expects to meet these tests and, accordingly, to be subject to Section 912 of the NYBCL following completion of this offering. Section 912 of the NYBCL provides, with certain exceptions, that a New York corporation may not engage in a "business combination" (e.g., a merger, consolidation, recapitalization or disposition of stock) with any "interested shareholder" for a period of five years from the date that such person first became an interested shareholder unless: (a) the transaction resulting in a person becoming an interested shareholder, or the business combination, was approved by the board of directors of the corporation prior to that person becoming an interested shareholder, (b) the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder, or (c) the business combination meets certain valuation requirements for the stock of the New York corporation. An "interested shareholder" is defined as any person that (a) is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation or (b) is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the corporation's then outstanding voting stock. These provisions are likely to impose greater restrictions on an unaffiliated shareholder than on the existing shareholders, who will continue to own a majority of the Common Stock after this offering.

Transfer Agent and Registrar

     The Company's transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this offering, 3,467,984 shares of Common Stock will be issued and outstanding, of which the 1,500,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company (as defined in Rule 144 promulgated under the Securities Act) will be subject to the resale limitations of Rule 144.

     The remaining 1,967,984 shares of Common Stock outstanding are deemed "restricted securities," as that term is defined under Rule 144, and may only be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Such restricted shares of Common Stock will become eligible for sale, under Rule 144, subject to certain volume and manner of sale limitations prescribed by Rule 144 and to the contractual restrictions described below, at various times commencing 90 days following the date of this Prospectus. All of the Company's officers, directors and shareholders have agreed with BlueStone that until 12 months after the date of this Prospectus, they will not, without the prior written consent of BlueStone, directly or indirectly, sell, offer for sale, transfer, pledge or otherwise dispose of, any securities of the Company or exercise any registration rights relating to any securities of the Company. In addition, 87,984 shares of Common Stock are subject to contractual restrictions on transfer that terminate during the fiscal year ended May 31, 2000.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed an "affiliate" of the Company, who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least two years, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

                                 UNDERWRITING

     The underwriters named below (collectively, the "Underwriters"), for which BlueStone Capital Partners, L.P. ("BlueStone"), Coleman and Company Securities, Inc. and Oscar Gruss & Son Incorporated are acting as representatives (the "Representatives"), have agreed severally, not jointly, subject to the terms and conditions contained in the underwriting agreement between the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the several Underwriters, the 1,500,000 shares of Common Stock offered hereby. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                  Underwriter                       Number of Shares
--------------------------------------------------  -----------------
BlueStone Capital Partners, L.P.   ...............
Coleman and Company Securities, Inc.  ............
Oscar Gruss & Son Incorporated .   ...............

   Total  ........................................
                                                       ----------
                                                       1,500,000
                                                       ==========

     The Underwriters are committed on a "firm commitment" basis to purchase and pay for all of the shares of Common Stock offered hereby (other than shares offered pursuant to the over-allotment option) if any shares are purchased. The shares of Common Stock are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.


     Through the Representatives, the several Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions, not in excess of
$     per share, of which not in excess of $     per share may be reallowed to
other dealers who are members of the NASD. After the commencement of the offering, the public offering price, concessions and reallowance may be changed.


     The Company has granted the Representatives an option, exercisable for 45 days following the date of this Prospectus, to purchase up to 225,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Representatives may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby.

     The Company has agreed to pay to BlueStone individually, and not as a representative of the Underwriters, an accountable expense allowance of up to $180,000, $50,000 of which has been paid as of the date of this Prospectus. The Company has also agreed to pay all expenses in connection with qualifying the shares of Common Stock offered hereby for sale under the laws of such states as the Representatives may designate, including expenses of counsel retained for such purpose by the Representatives.

     The Company has agreed to issue to the Representatives and their designees, for an aggregate of $150, the Representatives' Warrants to purchase up to 150,000 shares of Common Stock, at an exercise price of $____ per share (120% of the public offering price per share). The Representatives' Warrants may not be transferred for one year following the date of this Prospectus, except to the officers and partners of the Representatives or the Underwriters or members of the selling group, and are exercisable at any time, and from time to time, during the four-year period commencing one year following the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Representatives' Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Representatives' Warrants are exercised or exchanged, dilution to the interests of the Company's shareholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Representatives' Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Representatives' Warrants. Any profit realized by the Representatives on the sale of the Representatives' Warrants or the underlying shares of Common Stock may be deemed additional underwriting compensation. Subject to certain limitations and exclusions, the Company has agreed to register, at the request of the holders of a majority of the Representatives' Warrants and at the Company's expense, the Representatives' Warrants and the shares of Common Stock underlying the Representatives' Warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include such Representatives' Warrants and such underlying shares in any appropriate registration statement that is filed by the Company during the seven years following the date of this Prospectus.

     The Company has agreed, for a period of two years following the date of this Prospectus, if so requested by BlueStone, to nominate and use its best efforts to elect a designee of BlueStone as a director of the Company, or, at BlueStone's option, as a non-voting advisor to the Company's Board of Directors. The Company's officers, directors and shareholders have agreed to vote their shares of Common Stock in favor of such designee. BlueStone has not yet exercised its right to designate such a person.

     All of the Company's officers, directors and shareholders have agreed that, for the 12-month period following the date of this Prospectus, they will not, without the prior written consent of BlueStone, directly or indirectly, sell, offer for sale, transfer, pledge or otherwise dispose of, any securities of the Company or exercise any registration rights relating to any securities of the Company.


     The Representatives have informed the Company that the Underwriters do not intend to confirm sales in excess of 3% of the number of shares of Common Stock offered hereby to discretionary accounts.

     The Company has agreed to indemnify the Underwriters against certain civil liabilities in connection with the Registration Statement of which this Prospectus forms a part, including liabilities under the Securities Act.

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the shares of Common Stock has been determined by negotiation between the Company and the Representatives and is not necessarily related to the Company's asset value, net worth or other established criteria of value. Among the factors considered in determining the offering price are the Company's financial condition and prospects, management, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general condition of the securities market.

     In order to facilitate the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Representatives may over-allot in connection with the offering, creating a short position in the Common Stock for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Underwriters may also reclaim selling concessions allowed to a dealer for distributing the shares of Common Stock in the offering, if the Underwriters repurchase previously distributed shares of Common Stock in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may discontinue any of these activities at any time.

     BlueStone was formed as a broker-dealer in March 1996. Although its principals have had experience in the underwriting of securities in their capacities with other broker-dealers, this offering constitutes the first public offering for which BlueStone, the managing underwriter, has acted as a managing underwriter.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the Common Stock will be passed upon for the Company by Pryor, Cashman, Sherman & Flynn, New York, New York. Certain legal matters will be passed upon for the Underwriters by Tenzer Greenblatt LLP, New York, New York.

                                    EXPERTS

     The financial statements of the Company at February 28, 1997 and May 31, 1994, 1995 and 1996, and for the nine-month period ended February 28, 1997 and each of the three years ended May 31, 1996 included in this Prospectus and in the Registration Statement of which this Prospectus forms a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the shares of Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or previously filed with the Commission. Each such statement is qualified in its entirety by such reference. As of the date of this Prospectus, the Company will become subject to the informational requirements of the Exchange Act and the rules and regulations thereunder, and in accordance therewith, will file reports, proxy and information statements, and other information with the Commission. The Registration Statement, including exhibits and schedules filed therewith, and the Company's reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at its Regional Offices located at Room 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices at prescribed rates. The Commission maintains a Web site that will contain reports, proxy and information statements and other information regarding the Company. The address of such Web site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors............................................................  F-2

Balance Sheets as of May 31, 1994, 1995 and 1996 and February 28, 1997 (audited)   .......  F-3

Statements of Operations for the years ended May 31, 1994, 1995 and 1996 (audited), and for the nine-month periods ended February 29, 1996 (unaudited) and February 28, 1997
  (audited) ..............................................................................  F-4

Statements of Shareholders' Equity for the years ended May 31, 1994, 1995 and 1996, and for the nine-month period ended February 28, 1997 (audited)  ............................ F-5

Statements of Cash Flows for the years ended May 31, 1994, 1995 and 1996 (audited), and for the nine-month periods ended February 29, 1996 (unaudited) and February 28, 1997
  (audited)    ...........................................................................  F-6

Notes to Financial Statements ............................................................  F-7

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Robocom Systems Inc.

We have audited the accompanying balance sheets of Robocom Systems Inc. as of February 28, 1997, May 31, 1996, 1995 and 1994, and the related statements of operations, shareholders' equity and cash flows for the nine month period ended February 28, 1997 and for each of the three years in the period ended May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Robocom Systems Inc. at February 28, 1997 and May 31, 1996, 1995 and 1994, and the results of its operations, and its cash flows for the nine month period ended February 28, 1997 and each of the three years in the period ended May 31, 1996 in conformity with generally accepted accounting principles.

                                                        Ernst & Young LLP

Melville, New York
May 16, 1997

                             ROBOCOM SYSTEMS INC.

                                BALANCE SHEETS

                                                                            May 31,
                                                      -----------------------------------------------    February 28,
                                                          1994            1995             1996              1997
                                                      -------------   -------------   ---------------   --------------
Assets
Current assets:
  Cash and cash equivalents   .....................   $   183,371     $   176,294       $    603,948      $     65,670
  Accounts receivable, less allowance for
    doubtful accounts of $0 in 1994, $27,000 in
    1995, $47,064 in 1996 and $18,940 in 1997......       716,464         546,299            665,500         1,203,047
  Costs incurred and income recognized in
    excess of billings on uncompleted con-
    tracts  .......................................       353,313         553,242            823,357           873,410
  Other current assets  ...........................        34,811           5,685              1,300             3,913
                                                      ------------    ------------       ------------      ------------
Total current assets    ...........................     1,287,959       1,281,520          2,094,105         2,146,040

Property and equipment, net   .....................        52,258          32,218             13,818            47,730
Software development costs, net  ..................     1,826,268       1,993,748          2,498,335         3,218,908
Other assets   ....................................            --              --             30,250             5,550
                                                      ------------    ------------       ------------      ------------
Total assets   ....................................   $ 3,166,485     $ 3,307,486       $  4,636,508      $  5,418,228
                                                      ============    ============       ============      ============


Liabilities and Shareholders' Equity
Current liabilities:
  Bank notes payable    ...........................   $   200,000     $        --       $         --      $    350,000
  Accounts payable   ..............................       609,438         390,397            376,888           452,607
  Accrued expenses   ..............................       163,033          97,872            400,322           297,141
  Billings on uncompleted contracts in
    excess of related costs and income rec-
    ognized .......................................       211,409          92,114             42,328           171,087
  Loans payable to officers   .....................       650,000         650,000            645,000
  Due to Robocom Properties   .....................        30,000          30,250                 --                --
                                                      ------------    ------------       ------------      ------------
Total current liabilities  ........................     1,863,880       1,260,633          1,464,538         1,270,835
                                                      ------------    ------------       ------------      ------------
Shareholders' equity:
  Common stock, $.01 par value;
    10,000,000 shares authorized; 1,880,000 shares
    issued and outstanding at May 31, 1994 and May
    31, 1995 and 1,936,400 at May 31, 1996 and
    February 28, 1997 .............................        18,800          18,800             19,364            19,364
  Additional paid-in capital  .....................            --              --             89,436            89,436
  Retained earnings  ..............................     1,283,805       2,028,053          3,153,170         4,110,593
  Deferred compensation    ........................            --              --            (90,000)          (72,000)
                                                      ------------    ------------       ------------      ------------
Total shareholders' equity    .....................     1,302,605       2,046,853          3,171,970         4,147,393
                                                      ------------    ------------       ------------      ------------
Total liabilities and shareholders' equity   ......   $ 3,166,485     $ 3,307,486       $  4,636,508      $  5,418,228
                                                      ============    ============       ============      ============
See accompanying notes.

                             ROBOCOM SYSTEMS INC.

                            STATEMENTS OF OPERATIONS

                                                                                                  Nine month
                                                          Year ended                             period ended
                                                            May 31,                      ------------------------------
                                        -----------------------------------------------   February 29,     February 28,
                                            1994             1995            1996             1996             1997
                                        ---------------   -------------   -------------   --------------   -------------
                                                                                          (Unaudited)
Revenues:
 Software license fees    ...........     $    415,158      $  504,929      $  969,789       $  321,409      $  899,466
 Services  ..........................        2,299,081       3,382,470       3,194,817        2,375,354       1,620,786
 Hardware  ..........................          976,073       2,068,164       1,793,053        1,211,556       1,729,021
 Maintenance  .......................          439,526         857,744       1,006,438          776,093         835,579
                                           ------------      ----------      ----------       ----------     ----------
 Total revenues  ....................        4,129,838       6,813,307       6,964,097        4,684,412       5,084,852
                                           ------------      ----------      ----------       ----------     ----------
Cost of Revenues:
 Cost of license fees................           34,073          34,073          63,403           17,535          96,236
 Cost of services ...................        3,107,248       2,621,836       2,301,954        2,083,067       1,014,615
 Cost of hardware ...................          770,935       1,533,585       1,398,786          926,088       1,329,495
 Cost of maintenance ................          215,267         261,455         679,976          473,092         553,626
                                           ------------      ----------      ----------       ----------     ----------
 Total cost of revenues .............        4,127,523       4,450,949       4,444,119        3,499,782       2,993,972
Amortization of software develop-
 ment costs  ........................               --         296,997         311,321          228,750         324,769
                                           ------------      ----------      ----------       ----------     ----------
                                             4,127,523       4,747,946       4,755,440        3,728,532       3,318,741
                                           ------------      ----------      ----------       ----------     ----------
Gross margin    .....................            2,315       2,065,361       2,208,657          955,880       1,766,111
Selling, general and administrative
 expenses    ........................        1,092,713       1,275,134       1,075,309          815,020         784,441
                                           ------------      ----------      ----------       ----------     ----------
                                            (1,090,398)        790,227       1,133,348          140,860         981,670
Interest and dividend income   ......            2,212          10,905          30,344           24,949          18,120
Interest expense   ..................          (17,500)        (56,884)        (38,575)         (31,450)        (42,367)
                                           ------------      ----------      ----------       ----------     ----------
Net income (loss)  ..................       (1,105,686)        744,248       1,125,117          134,359         957,423
Pro forma unaudited provision
 (benefit) for income taxes    ......         (464,388)        312,584         472,549           56,431         402,118
                                           ------------      ----------      ----------       ----------     ----------
Pro forma unaudited net income
 (loss)   ...........................     $   (641,298)     $  431,664      $  652,568       $   77,928      $  555,305
                                           ============      ==========      ==========       ==========     ==========
Pro forma unaudited net income
 (loss) per share  ..................     $       (.28)     $      .19      $      .28       $      .03      $      .24
                                           ============      ==========      ==========       ==========     ==========
Pro forma unaudited weighted
 average shares outstanding    ......        2,296,199       2,296,199       2,310,299        2,296,199       2,352,599
                                           ============      ==========      ==========       ==========     ==========
See accompanying notes.

                             ROBOCOM SYSTEMS INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                            Common Stock
                                                ---------------------------------------
                                                                           Par Value
                                                 Shares         No Par       $.01
                                                -----------  -----------  -----------
Balance, May 31, 1993    .....................   1,000,000     $  6,000       $    --
Effect for stock split and recapitalization        880,000       (6,000)       18,800
                                                 ---------      --------     --------
Net loss  ....................................          --           --            --
Balance, May 31, 1994    .....................   1,880,000           --        18,800
                                                 ---------      --------     --------
Net income   .................................          --           --            --
Balance, May 31, 1995    .....................   1,880,000           --        18,800
Net income   .................................          --           --            --
Deferred compensation    .....................      56,400           --           564
                                                 ----------     --------     --------
Balance, May 31, 1996    .....................   1,936,400           --        19,364
Net income   .................................          --           --            --
Amortization of deferred compensation.........          --           --            --
                                                 ---------      --------     --------
Balance, February 28, 1997  ..................   1,936,400     $     --       $19,364
                                                 ==========     ========     ========



                                                                                                           Total
                                                 Additional Paid       Retained          Deferred       Shareholders'
                                                   In Capital          Earnings        Compensation        Equity
                                                -----------------  ---------------    --------------    ------------
Balance, May 31, 1993    .....................       $     --        $  2,402,291      $       --        $  2,408,291
Effect for stock split and recapitalization                --             (12,800)             --                  --
Net loss  ....................................             --          (1,105,686)             --          (1,105,686)
                                                    ---------         ------------        ---------      ------------
Balance, May 31, 1994    .....................             --           1,283,805              --           1,302,605
Net income   .................................             --             744,248              --             744,248
                                                    ---------         ------------        ---------      ------------
Balance, May 31, 1995    .....................             --           2,028,053              --           2,046,853
Net income   .................................                          1,125,117              --           1,125,117
Deferred compensation    .....................         89,436                  --         (90,000)                 --
                                                    ---------         ------------       ----------      ------------
Balance, May 31, 1996    .....................         89,436           3,153,170         (90,000)          3,171,970
Net income   .................................             --             957,423              --             957,423
Amortization of deferred compensation ........             --                  --          18,000              18,000
                                                    ---------         ------------       ----------      ------------
Balance, February 28, 1997  ..................       $ 89,436        $  4,110,593      $  (72,000)       $  4,147,393
                                                    =========         ============       ==========      ============
 See accompanying notes.

                             ROBOCOM SYSTEMS INC.

                           STATEMENTS OF CASH FLOWS

                                                                                                               Nine month
                                                                                                               period ended
                                                                     Year ended May 31,                 ---------------------------
                                                          --------------------------------------------- February 29,   February 28,
                                                               1994           1995            1996          1996           1997
                                                          -------------- --------------  -------------- ------------- -------------
                                                                                                         (Unaudited)
OPERATING ACTIVITIES
Net income (loss) ....................................   $  (1,105,686)    $  744,248   $  1,125,117   $  134,359    $   957,423
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
 Depreciation  .......................................          20,046         20,040         18,400       15,030         11,088
 Amortization of software development costs  .........              --        296,997        311,321      228,750        324,769
 Amortization of deferred compensation expense   .....              --             --             --           --         18,000
 Provision (credit) for bad debts   ..................              --         27,000         20,064           --        (28,124)
 Changes in operating assets and liabilities:
  Accounts receivable   ..............................         275,074        143,165       (139,265)    (344,626)      (509,423)
  Costs incurred and income recognized in excess
   of billings on uncompleted contracts   ............         430,682       (199,929)      (270,115)     264,024        (50,053)
  Other current assets  ..............................         (19,358)        29,126          4,385        4,532         (2,613)
  Accounts payable   .................................         (91,262)      (219,041)       (13,509)     110,783         75,719
  Accrued expenses   .................................         (54,953)       (65,161)       302,450      267,373       (103,181)
  Billings on uncompleted contracts in excess of
   related costs and income recognized    ............         116,156       (119,295)       (49,786)      82,733        128,759
  Other assets .......................................              --             --        (30,250)     (30,250)        24,700
                                                          -------------      ----------  ------------    ----------  ------------
Net cash provided by (used in) operating activities           (429,301)       657,150      1,278,812      732,708        847,064
INVESTING ACTIVITIES                                      -------------      ----------  ------------    ----------  ------------
Software development costs ...........................        (844,244)      (464,477)      (815,908)    (390,892)    (1,045,342)
Capital expenditures    ..............................              --             --             --           --        (45,000)
Sale of investments  .................................           7,598             --             --           --             --
Refund of security deposit ...........................          30,000             --             --           --             --
                                                          -------------      ----------  ------------    ----------  ------------
Net cash used in investing activities  ...............        (806,646)      (464,477)      (815,908)    (390,892)    (1,090,342)
                                                          -------------      ----------  ------------    ----------  ------------
FINANCING ACTIVITIES
Net borrowings (payments) of bank note payable  ......         200,000       (200,000)            --           --        350,000
Net proceeds (repayments) of officer loans   .........         650,000             --         (5,000)      (5,000)      (645,000)
Net (payment to) proceeds from Robocom Properties ....          30,000            250        (30,250)     (30,250)            --
                                                          -------------      ----------  ------------    ----------  ------------
Net cash used in provided by financing activities.....         880,000       (199,750)       (35,250)     (35,250)      (295,000)
                                                          -------------      ----------  ------------    ----------  ------------
(Decrease) increase in cash and cash equivalents .....        (355,947)        (7,077)       427,654      306,566       (538,278)
Cash and cash equivalents at beginning of period   ...         539,318        183,371        176,294      176,294        603,948
                                                          -------------      ----------  ------------    ----------  ------------
Cash and cash equivalents at end of period   .........   $     183,371     $  176,294   $    603,948   $  482,860    $    65,670
                                                          =============      ==========  ============    ==========  ============
Supplemental disclosures of cash flow information
Cash paid for interest  ..............................   $           0     $   58,134   $     38,700   $   38,700    $    58,492
                                                          =============      ==========  ============    ==========  ============
See accompanying notes.

                             ROBOCOM SYSTEMS INC.

                         NOTES TO FINANCIAL STATEMENTS

(Information pertaining to the nine month period ended February 29, 1996 is unaudited)

     Robocom Systems Inc. (the "Company") was incorporated in June 1982 in the State of New York. The Company is engaged in the development and marketing of automated warehouse management systems and related software which is used by various commercial enterprises primarily located in the United States. Since June 1994, the Company licenses and installs its proprietary software product RIMS.2001 which is an "off-the-shelf" inventory management system. The Company also provides related services, including modification, project management, training, implementation support, maintenance and the sale of hardware and third party software.

1. Significant Accounting Policies

 Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentration of Credit Risk

     The Company's customer base is comprised of relatively few large customers in diversified industries. Ongoing credit evaluations of its customers' financial condition are made and generally no collateral is required. For the year ended May 31, 1994, the Company had three customers that accounted for 19%, 19% and 18% of total revenues. For the year ended May 31, 1995, the Company had two customers that accounted for 34% and 13% of total revenues. For the year ended May 31, 1996, the Company had three customers that accounted for 15%, 14% and 12% of total revenues. For the nine month period ended February 29, 1996, the Company had three customers that accounted for 18%, 15% and 11% of total revenues. For the nine month period ended February 28, 1997, the Company had two customers that accounted for 21% and 16% of total revenues. Management does not believe significant credit risk exists at February 28, 1997.

 Carrying Value of Financial Instruments

     The carrying value of the Company's financial instruments, such as cash and temporary investments and bank notes payable approximate their fair values.

 Revenue Recognition

     The Company's revenues are derived from software license fees, fees for services, sales of hardware and maintenance contracts. Software license fees include revenue from the licensing of the Company's proprietary RIMS.2001 software and revenue from the sublicensing of certain third-party software. Software license fee revenue is recorded when the software has been delivered, the license agreement with the customer has been executed, and collection of the resulting receivable is deemed probable. Service revenues are derived from project management, customization and modification of licensed software, training, on-site support and implementation services. Service revenues are recorded using the percentage of completion method of accounting. Accordingly, revenue is recognized in the ratio that costs incurred bears to estimated total costs. Adjustments to cost estimates are made periodically, and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined. The aggregate of costs incurred and income recognized on uncompleted contracts in excess of related billings is shown as a current asset, and the aggregate of billings on uncompleted contracts in excess of related costs incurred and income recognized is shown as a current liability. Hardware revenues are derived from the sale of products of other manufacturers, including computer hardware, radio frequency equipment, bar code printers and other peripherals. Such revenues are recognized when title to such hardware passes to the customer. Customers typically enter into one-year maintenance agreements with the Company upon the completion of the software installation and pay maintenance fees monthly. The Company recognizes revenue from each maintenance agreement ratably over the period covered by the agreement, but is

                             ROBOCOM SYSTEMS INC.

(Information pertaining to the nine month period ended February 29, 1996 is unaudited)

1. Significant Accounting Policies  -- (Continued)

only required to perform maintenance services as and when they are requested by the customer. The Company recognized revenues, in all periods presented, in accordance with the American Institute of Certified Public Accountants Statement of Position 91-1, "Software Revenue Recognition."

 Software Development Costs

     Software development costs have been capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". The capitalization of these costs begins when a product's technological feasibility has been established, and ends when the product is available for general release to customers. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. The Company capitalizes software development costs associated with each subsequent enhancement of its product upon the achievement of technological feasibility. Software development costs, including enhancements, are amortized using the straight-line method over five to seven years or the expected life of the product, whichever is less. Research and development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Such amounts for the periods presented are not significant.


 Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

 Property and Equipment

     Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives (three to five years).

 Pro Forma Net Income (Loss) Per Share

     Pro forma net income (loss) per share is based on the weighted average number of shares of common stock outstanding during the period. For purposes of such computation, the common stock issuance subsequent to February 28, 1997 is treated as outstanding for all periods presented. In addition, the weighted average number of shares includes the portion of the shares being offered by the Company that would be necessary to fund the distribution of undistributed S Corporation earnings (an estimated $2,500,000 at February 28, 1997) based on an assumed initial public offering price of $6.50 per share. See Note 8.

 Income Taxes

     Effective June 1, 1990, the Company elected to operate under Subchapter S of the Internal Revenue Code and, consequently, is not subject to Federal and certain state income taxes. The shareholders include their proportionate share of the Company's taxable income (loss) in their personal tax returns for Federal and certain state income tax purposes. Concurrent with the closing of the Offering (see Note 8), the Company will terminate its status as an S Corporation and will become subject to Federal and state income taxes. The pro forma information presented on the statements of income reflects a provision (benefit) for such income taxes at an effective rate of 42%.

 Advertising Costs

     Advertising costs are expensed as incurred, and for each of the years ended May 31, 1994, 1995 and 1996 and for the nine month periods ended February 29, 1996 and February 28, 1997 amounted to approximately $13,000, $84,000, $146,000,
$111,000 and $41,000, respectively.

                             ROBOCOM SYSTEMS INC.

(Information pertaining to the nine month period ended February 29, 1996 is unaudited)


2. Capital Stock

 Recapitalization

     In fiscal 1995, the Company effected a recapitalization of its common stock whereby the Company's 200 shares authorized, 100 shares outstanding, no par value common stock was exchanged for 2,000,000 shares authorized, 1,000,000 shares outstanding, $.01 par value common stock, prior to giving effect to the stock split described in Note 8.

 Deferred Compensation

     In February 1996, the Company issued 56,400 common shares to certain employees under a restricted stock agreement. Compensation expense, representing the fair value ($90,000) of the common shares issued to these employees, will be recognized ratably over the five year vesting period.

3. Detail of Certain Balance Sheet Accounts

 Property and Equipment, net

     Property and equipment, net, consist of the following:

                                                         May 31,
                                         ------------------------------------    February 28,
                                            1994         1995         1996          1997
                                         ----------   ----------   ----------   -------------
Equipment  ...........................     $143,810     $130,028     $130,028       $167,028
Furniture and fixtures    ............       90,162       81,062       81,062         89,062
                                          ---------    ---------    ---------      ---------
                                            233,972      211,090      211,090        256,090
Less accumulated depreciation   ......      181,714      178,872      197,272        208,360
                                          ---------    ---------    ---------      ---------
                                           $ 52,258     $ 32,218     $ 13,818       $ 47,730
                                          =========    =========    =========      =========

 Software Development Costs, net

     Software development costs, net, consist of the following:

                                                           May 31,
                                         ------------------------------------------     February 28,
                                             1994           1995           1996           1997
                                         ------------   ------------   ------------   -------------
Software development costs   .........   $1,826,268     $2,290,745     $3,106,653     $ 4,151,995
Less accumulated amortization   ......           --        296,997        608,318         933,087
                                         -----------    -----------    -----------    ------------
                                         $1,826,268     $1,993,748     $2,498,335     $ 3,218,908
                                         ===========    ===========    ===========    ============

 Accrued Expenses

     Accrued expenses consist of the following:

                                                        May 31,
                                       --------------------------------------    February 28,
                                           1994         1995          1996          1997
                                       -----------   ----------   -----------   -------------
Payroll and related taxes  .........    $ 145,533     $ 81,622     $ 141,197        $  95,141
Customer deposits and other   ......       17,500       16,250       259,125          202,000
                                        ----------    ---------    ----------      ----------
                                        $ 163,033     $ 97,872     $ 400,322        $ 297,141
                                        ==========    =========    ==========      ==========

                             ROBOCOM SYSTEMS INC.

(Information pertaining to the nine month period ended February 29, 1996 is unaudited)


4. Employee Benefit Plans

     The Company has a noncontributory defined contribution pension plan and a 401(k) defined contribution plan. These plans cover virtually all full-time employees subject to certain age and service requirements. It is the Company's policy to fund the noncontributory plan to the extent of the maximum allowable contribution, in accordance with IRS guidelines and other relevant legal requirements. Under the terms of the 401(k) plan, the Company will match 50% of an employee's contribution up to 4% of the participating employee's compensation. Pension expense for each of the years ended May 31, 1994, 1995 and 1996 and for the nine month periods ended February 29, 1996 and February 28, 1997 amounted to approximately $146,000, $125,000, $16,000, $6,000 and $55,000,
respectively.

5. Related Party Transactions

     The Company leases its principal facilities from Robocom Properties, Inc. ("Properties"). The shareholders of Properties are generally the same as those of the Company. The Company has paid to Properties rent at a rate of $168,000 per year.

6. Lease Commitments

     The Company is obligated, under noncancellable operating leases covering its facilities (Note 5) and certain equipment and automobiles, to pay minimum annual rentals of approximately:

               Remainder of fiscal 1997     $   59,000
               1998                            228,000
               1999                            213,000
               2000                            208,000
               2001                            206,000
               2002                            173,000
               2003 and thereafter           1,484,000
                                            -----------
                                            $2,571,000
                                            ===========

Total rental expense for each of the years ended May 31, 1994, 1995 and 1996 and for the nine month periods ended February 29, 1996 and February 28, 1997 amounted to approximately $175,000, $197,000, $174,000, $128,000 and $140,000,
respectively.

7. Bank Note Payable and Loans Payable to Officers

 Bank Note Payable

     At February 28, 1997, the Company had a line of credit facility with a bank which provided for maximum borrowings of $1,000,000 and which was due to expire on December 31, 1997. Amounts outstanding under the line of credit were evidenced by a note payable to the bank, were collateralized by the Company's assets and were personally guaranteed by the Company's principal shareholders. Interest was payable at the bank's prime interest rate plus 1/2% (8.75% at February 28, 1997). At February 28, 1997, borrowings outstanding under the line of credit were $350,000. The Company made no borrowings under this agreement during fiscal 1996. In fiscal 1995 and 1994, the Company had a $750,000 line of credit facility with the bank. Interest was payable at the bank's prime rate plus 1/2% (9.50% at May 31, 1995). The Company made no borrowings under this agreement during fiscal 1995.

     On March 14, 1997, the Company borrowed an additional $150,000 which was combined with the outstanding balance of $350,000 into a note payable of $500,000. Interest was payable at the bank's prime interest rate plus 1/2%. The note was due on June 11, 1997.

                             ROBOCOM SYSTEMS INC.

(Information pertaining to the nine month period ended February 29, 1996 is unaudited)

7. Bank Note Payable and Loans Payable to Officers  -- (Continued)


     On April 11, 1997, the Company borrowed an additional $300,000 which was combined with the outstanding balance of $500,000 into a note payable of $800,000. Interest was payable at the prime interest rate plus 1/2%. The note was due on August 11, 1997.

     On May 15, 1997, the bank increased the Company's line of credit to $2,000,000. The outstanding balance of $800,000 of the above facility was rolled into this new line of credit, at which time the Company borrowed an additional $500,000. Borrowings under the line of credit facility, which expires on September 30, 1997, are due upon demand. Interest is payable at the prime interest rate (8.50% at May 15, 1997). Amounts outstanding under the line of credit are collateralized by the Company's assets and are personally guaranteed by the Company's principal shareholders. The amount available under the line of credit is reduced by a $150,000 standby letter of credit with the same bank, which is being utilized as collateral for a vendor and which expires on December 31, 1997.

 Loans Payable to Officers

     During fiscal 1994, the Company borrowed $650,000, unsecured, from its principal shareholders. In fiscal 1995, repayments of $5,000 were made. The remaining loan balance of $645,000 was entirely repaid in January 1997. Such loans bore interest at 6% in fiscal 1994, 1995 and 1996 and 8% in fiscal 1997. Interest expense related to the loans payable to officers for each of the years ended May 31, 1994, 1995 and 1996 and for the nine month periods ended February 29, 1996 and February 28, 1997 amounted to approximately $17,500, $39,000, $39,000, $29,000 and $40,000, respectively.

8. Planned Events Subsequent to February 28, 1997

     The Company is in the process of filing a Registration Statement with the Securities and Exchange Commission in connection with the offering by the Company of 1,500,000 shares of common stock for sale to the public (the "Offering"). In contemplation of the Offering, subsequent to February 28, 1997, the Company consummated the following:

 Common Stock Split

     Effective May 15, 1997, the Board of Directors and shareholders voted to effect a 1.88-for-1 split of the Company's common stock in the form of a common stock dividend. All share amounts have been restated to reflect the stock split.


 Issuance of Common Shares

     On May 1, 1997, 31,584 shares of common stock were issued to a consultant of the Company who performs various accounting and administrative services. These shares have certain restrictions as to transferability. The estimated fair value of the stock (which management believes to be 85% of the initial offering price in the Offering) will be accounted for as consulting expense and will be recognized ratably over the three year restricted period.


 Deferred Income Taxes

     Upon termination of the Company's S Corporation status, the Company will be required to record a one-time, non-cash charge against earnings for noncurrent deferred income taxes. If this charge had been recorded at February 28, 1997, the amount would have been approximately $1,238,000, which primarily relates to temporary differences for software development costs.

 Shareholder Distributions

     The Company made distributions to its shareholders in the amount of $382,500 and $517,500 on April 11, 1997 and May 16, 1997, respectively, and contemplates an additional distribution of $1,600,000 after the closing of the Offering. Prior to making the Final S Corporation Distribution, the Company will enter into an indemnity agreement with its current shareholders pursuant to which the Company will idemnify its current shareholders against additional income taxes resulting from adjustments made (as a result of a final determination made by a competent tax authority) to the taxable income reported by the Company as an S Corporation for periods prior to the Offering, but only to the extent those adjustments result in a decrease in income taxes otherwise payable by the Company.

                             ROBOCOM SYSTEMS INC.

(Information pertaining to the nine month period ended February 29, 1996 is unaudited)

8. Planned Events Subsequent to February 28, 1997  -- (Continued)


     The following table presents unaudited pro forma distribution payable and shareholders' equity at February 28, 1997 which include adjustments for all of the events (other than the pro forma effects of the offering itself) described above:

                                                                            Pro Forma
                                                                      Distribution Payable
                                                                        and Shareholders'
                                                                       Equity February 28,
                                                  February 28, 1997           1997
                                               ---------------------   ------------------
      Distribution payable   ...............        $         --           $  2,500,000
                                                    ============           ============
      Shareholders' equity:
         Common stock  .....................        $     19,364           $     19,680
         Additional paid-in capital   ......              89,436                262,832
         Retained Earnings   ...............           4,110,593                372,593
         Deferred Compensation  ............             (72,000)              (245,712)
                                                    ------------           ------------
      Total shareholders' equity   .........        $  4,147,393           $    409,393
                                                    ============           ============


 Capital Stock

     Effective May 15, 1997, the Company's Board of Directors and shareholders approved an amendment to the Company's Certificate of Incorporation to increase the authorized shares from 2,000,000 to 10,000,000 and to authorize 1,000,000 shares of par value $.01 preferred stock. The terms and conditions of the preferred stock, of which no shares have been issued, will be set by the Board of Directors of the Company.

 Stock Option Plan

     Effective May 15, 1997, the Board of Directors and shareholders approved the Company's Stock Option and Long-term Incentive Compensation Plan for the issuance of up to 325,000 shares of the Company's common stock at an exercise price equal to the prevailing market price on the grant date. These options will contain a vesting schedule to be determined at the date of grant. The Company contemplates granting options to purchase 210,000 shares of common stock in connection with the offering.

[CHART]


                         AUTOMATED WAREHOUSE MANAGEMENT

RECEIVING                   RIMS                  DIRECTED PICKING
DIRECTED PUTAWAY            2001                  CYCLE COUNTING
REPLENISHMENT               ROBOCOM'S             LABOR MANAGEMENT
CROSS DOCKING               INVENTORY             SHIPPING
                            MANAGEMENT
                            SYSTEM

HOST                        CONVEYOR              MULTI-VENDER
INTERFACE                   SORTATION             RADIO FREQUENCY
SUPPORT                     SYSTEM                SUPPORT
                            SUPPORT

-- IMPLEMENTATION SUPPORT, 24 HR. HELP DESK
   -- PROJECT MANAGEMENT
      -- TRAINING

==============================================================================

       No dealer, sales representative, or other person has been authorized to give any information or to make any representation in connection with this offering not contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to by any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                               -----------------

                               TABLE OF CONTENTS

                                           Page
                                           -----
Prospectus Summary .....................       3
Risk Factors ...........................       8
Use of Proceeds    .....................      15
Dividend Policy    .....................      15
Dilution  ..............................      16
Capitalization  ........................      18
Selected Financial Data  ...............      19
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations   ........................      20
Business  ..............................      26
Management   ...........................      37
Principal Shareholders   ...............      41
Certain Transactions  ..................      42
Description of Securities   ............      42
Shares Eligible for Future Sale   ......      44
Underwriting    ........................      45
Legal Matters   ........................      46
Experts   ..............................      47
Available Information    ...............      47
Index to Financial Statements  .........     F-1

                               -----------------

       Until     , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

==============================================================================

==============================================================================






                               1,500,000 Shares
                             Robocom Systems Inc.
                                 Common Stock






                                   ----------
                                   PROSPECTUS
                                   ----------







                       BlueStone Capital Partners, L.P.
                      Coleman and Company Securities, Inc.
                        Oscar Gruss & Son Incorporated




                             _____________ , 1997



===============================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York (the "NYBCL"), which provides for indemnification of directors and officers of New York corporations under certain circumstances.

     Section 722 of the NYBCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a "derivation action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the NYBCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholder vote, agreement or otherwise.

     Article 7 of the Company's Amended and Restated Certificate of Incorporation requires the Company to indemnify its officers and directors to the fullest extent permitted under the NYBCL. Furthermore, Article XII of the Company's Amended and Restated By-laws provides that the Company, to the full extent permitted and in the manner required by the laws of the State of New York, may indemnify any officer or director (and the heirs and legal representatives of such person) made, or threatened to be made, a party in an action or proceeding (including, without limitation, one by or in the right of the Company to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that such director or officer, or such director's or officer's testator or intestate, was a director or officer of the Company or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity.

     Section 402(b) of the NYBCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the NYBCL, or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the NYBCL. Article 7 of the Company's Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its shareholders for any breach of duty in such capacity except for liability in the event a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained, in fact, a financial profit or other advantage to which he or she was not legally entitled or that such director's acts violated Section 719, or its successor, of the NYBCL.

     Any amendment to or repeal of the Company's Certificate of Incorporation or by-laws shall not adversely affect any right or protection of a director or officer of the Company for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

     The Company maintains directors and officers insurance which, subject to certain exclusions, insures the directors and officers of the Company against certain losses which arise out of any neglect or breach of duty

(including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures the Company against amounts which it has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the expenses, other than Underwriting discounts and reimburseable expenses payable to Bluestone, expected to be incurred by the Company in connection with the issuance and distribution of the Common Stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market System listing application fee, are estimates:

                            Description                                   Amount
                            -----------                                  ---------
Securities and Exchange Commission registration fee  ..................   $  3,659
    National Association of Securities Dealers, Inc. filing fee  ......      1,708
    Nasdaq National Market System listing application fee  ............     10,000
    Accounting fees and expenses   ....................................    110,000
    Legal fees and expenses  ..........................................    200,000
    Printing and engraving fees and expenses   ........................    100,000
    Blue Sky fees and expenses  .......................................     25,000
    Transfer Agent fees and expenses  .................................      3,000
    Miscellaneous fees and expenses   .................................     46,633
                                                                          ---------
       Total  .........................................................   $500,000
                                                                          =========

Item 26. Recent Sales of Unregistered Securities

     In May 1997, the Company issued 31,584 shares of Common Stock to Max Kurland. The shares were issued to Mr. Kurland as payment for various accounting services and software and maintenance contract administration rendered to the Company. Management believes the estimated fair value of the stock issued to Mr. Kurland is 85% of the initial offering price in the Offering.

     In February 1996, the Company issued 28,200 shares of Common Stock to each of Judy Frenkel and Chung-Hsin Lee, employees of the Company. The shares were issued to each as payment for services rendered to the Company. The number of shares issued to Ms. Frenkel and Mr. Lee were based upon a negotiated percentage of the outstanding shares of Common Stock at the time of issuance.

     In February 1996, the Company issued 1,884 shares of Common Stock to Kevin Donochie for services rendered to the Company, which shares were returned and canceled in October 1996 in connection with the termination of Mr. Donochie's employment by the Company.

     The number of the shares referred to in the foregoing paragraphs give effect to the 1.88-for-1 stock split of the Common Stock effected in May 1997. All of the securities referred to in the foregoing paragraphs were issued by the Company in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. No underwriter fees or commissions were paid by the Company in connection with such issuances.

Item 27. Exhibits and Financial Statement Schedules

     (a) Exhibits

Exhibit
Number                                              Description
---------                                           -----------
1    *      Form of Underwriting Agreement.
3.1         Restated Certificate of Incorporation of the Company.
3.2  *      Amended and Restated By-laws of the Company.
4.1  *      Form of Representatives' Warrant Agreement.
5           Opinion of Pryor, Cashman, Sherman & Flynn.
10.1 **     International Distributor Agreement, dated March 28, 1996, between the Company and C&C
            Consultores, Argentina.
10.2 **     Distributor Agreement, dated April 1, 1996 and revised June 18, 1996, between the Company and
            Prophet 21, Inc.
10.3 **     Distributor Agreement, dated January 30, 1996, between the Company and Minerva International
            Holdings LTD.
10.4 **     International Distributor's Agreement, dated September 1, 1996, between the Company and
            Trendsoft Comercio de Software e Hardware Ltda.
10.5 *      Non-Exclusive Agreement, dated July 28, 1996, between QED Information Systems of San Diego and the Company.
10.6 *      Lease Agreement, dated December 19, 1996, between Carriage IV Office Center, L.L.C. and the
            Company.
10.7 *      Lease Agreement, dated December 21, 1989, between Robocom Properties, Inc. and the Company relating to 511 Ocean Avenue, Massapequa, New York.
10.8        Consulting Agreement between the Company and Herbert Goldman dated May 15, 1997.
10.9        Employment Agreement between the Company and Lawrence B. Klein dated May 15, 1997.
10.10       Employment Agreement between the Company and Irwin Balaban dated May 15, 1997.
10.11       Employment Agreement between the Company and Steven Kuhl dated May 15, 1997.
10.12       Employment Agreement between the Company and Robert O'Connor dated May 15, 1997.
10.13*      Master Promissory Note, dated May 15, 1997, from the Company to The Bank of New York.
10.14       1997 Stock Option and Long-Term Incentive Compensation Plan.
10.15*      General Loan and Security Agreement, dated April 13, 1994, between the Company and The Bank of New York.
10.16       Form of Tax Indemnification Agreement to be entered into between the Company and existing shareholders of the Company.
10.17       Form of Lock-Up Agreement.
10.18**     International Distribution Agreement, dated November 1996, between the Company and Sistemos
            Integrados.
23.1        Consent of Ernst & Young LLP, independent auditors.
23.2        Consent of Pryor, Cashman, Sherman & Flynn, company counsel (included in their opinion filed as Exhibit 5).
24          Powers of Attorney (included in the Signature Page of the Registration Statement).
27*         Financial Data Schedule.

------------
 * Previously filed.
** Redacted pursuant to Rule 406 promulgated under the Securities Act. Filed separately in unredacted form pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act.

Item 28. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant undertakes to provide to the Underwriters at the closings specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, ROBOCOM SYSTEMS INC., a New York corporation, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York on June 23, 1997.

                                        ROBOCOM SYSTEMS INC.

                                        By: /s/ Irwin Balaban
                                           ------------------------------------
                                           Irwin Balaban
                                           President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Irwin Balaban and Elizabeth A. Burke, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution and for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, as well as any new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his/her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

         Signature                                 Title                          Date
         ---------                                 -----                          ----
  /s/ Irwin Balaban               Chairman of the Board, President and         June 23, 1997
 ---------------------------      Chief Executive Officer (Principal
      Irwin Balaban               Executive Officer)

  /s/ Elizabeth A. Burke          Vice President -- Finance, Chief             June 23, 1997
 ---------------------------      Financial Officer and Treasurer(Principal
      Elizabeth A. Burke          Financial Officer and Principal Accounting
                                  Officer)

  /s/ Herbert Goldman             Director                                     June 23, 1997
 ---------------------------
      Herbert Goldman

  /s/ Lawrence B. Klein           Director                                     June 23, 1997
 ---------------------------
      Lawrence B. Klein

 /s/ Barry J. Gordon              Director                                     June 23, 1997
----------------------------
     Barry J. Gordon

                                  Exhibit Index

Exhibit
Number                                      Description
-------                                     -----------
1    *      Form of Underwriting Agreement.
3.1         Restated Certificate of Incorporation of the Company.
3.2  *      Amended and Restated By-laws of the Company.
4.1  *      Form of Representatives' Warrant Agreement.
5           Opinion of Pryor, Cashman, Sherman & Flynn.
10.1 **     International Distributor Agreement, dated March 28, 1996, between the Company and C&C
            Consultores, Argentina.
10.2 **     Distributor Agreement, dated April 1, 1996 and revised June 18, 1996, between the Company and
            Prophet 21, Inc.
10.3 **     Distributor Agreement, dated January 30, 1996, between the Company and Minerva International
            Holdings LTD.
10.4 **     International Distributor's Agreement, dated September 1, 1996, between the Company and
            Trendsoft Comercio de Software e Hardware Ltda.
10.5 *      Non-Exclusive Agreement, dated July 28, 1996, between QED Information Systems of San Diego and the Company.
10.6 *      Lease Agreement, dated December 19, 1996, between Carriage IV Office Center, L.L.C. and the
            Company.
10.7 *      Lease Agreement, dated December 21, 1989, between Robocom Properties, Inc. and the Company relating to 511 Ocean Avenue, Massapequa, New York.
10.8        Consulting Agreement between the Company and Herbert Goldman dated May 15, 1997.
10.9        Employment Agreement between the Company and Lawrence B. Klein dated May 15, 1997.
10.10       Employment Agreement between the Company and Irwin Balaban dated May 15, 1997.
10.11       Employment Agreement between the Company and Steven Kuhl dated May 15, 1997.
10.12       Employment Agreement between the Company and Robert O'Connor dated May 15, 1997.
10.13*      Master Promissory Note, dated May 15, 1997, from the Company to The Bank of New York.
10.14       1997 Stock Option and Long-Term Incentive Compensation Plan.
10.15*      General Loan and Security Agreement, dated April 13, 1994, between the Company and The Bank of New York.
10.16       Form of Tax Indemnification Agreement to be entered into between the Company and existing shareholders of the Company.
10.17       Form of Lock-Up Agreement
10.18**     International Distribution Agreement, dated November 1996, between the Company and Sistemos
            Integrados.
23.1        Consent of Ernst & Young LLP, independent auditors.
23.2        Consent of Pryor, Cashman, Sherman & Flynn, company counsel (included in their opinion filed as Exhibit 5).
24          Powers of Attorney (included in the Signature Page of the Registration Statement).
27*         Financial Data Schedule.

------------
 * Previously filed.
** Redacted pursuant to Rule 406 promulgated under the Securities Act. Filed separately in unredacted form pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act.